UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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DRESSER-RAND GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dresser-Rand Group Inc.
West8 Tower, Suite 1000
10205 Westheimer Road
Houston, Texas 77042
Tel: 713-973-5356
Fax: 713-973-5323
www.dresser-rand.com
March 30, 2011

TO THE STOCKHOLDERS OF DRESSER-RAND GROUP INC.:

This year’s Annual Meeting of Stockholders of Dresser-Rand Group Inc. (“DRC”) will be held at 9:30 a.m. (Central), Tuesday, May 10, 2011, at the offices of DRC located at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas, 77042.

In addition to acting on the matters outlined in the enclosed Proxy Statement, there will be a brief presentation on DRC’s business.

We hope that you attend the Annual Meeting personally and we look forward to seeing you. Whether or not you expect to attend in person, your voting as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the Annual Meeting. If you do attend the Annual Meeting, you may revoke your proxy should you wish to vote in person.

On behalf of the Directors and management of Dresser-Rand Group Inc., we would like to thank you for your continued support and confidence in DRC.

Sincerely yours,

William E. Macaulay
Chairman of the Board

DRESSER-RAND GROUP INC.
West8 Tower, Suite 1000
10205 Westheimer Road
Houston, Texas 77042

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT
To Be Held
May 10, 2011

To the Stockholders of Dresser-Rand Group Inc.:

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders of Dresser-Rand Group Inc. (“DRC,” the “Company,” “Dresser-Rand,” “we” or “our”) will be held at 9:30 a.m. (Central) on Tuesday, May 10, 2011, at the offices of the Company located at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas, 77042 (the “Annual Meeting”).

At the Annual Meeting, we will ask stockholders to:

1. Elect the eight Directors named in this proxy statement to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified; and

2. Ratify the appointment of PricewaterhouseCoopers LLP as DRC’s Independent Registered Public Accountants;

3. Hold an advisory vote on executive compensation;

4. Hold an advisory vote on the frequency of future advisory votes on executive compensation; and

5. Consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

We plan to hold a brief business meeting focused on these items and we will attend to any other proper business that may arise. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF PROPOSALS 1, 2, AND 3 AND FOR THE APPROVAL, ON AN ADVISORY BASIS, OF AN ANNUAL VOTE ON EXECUTIVE COMPENSATION. The proposals are further described in the proxy statement.

Only DRC Stockholders of record at the close of business on March 16, 2011, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting. For ten days prior to the Annual Meeting, a list of stockholders entitled to vote will be available for inspection at DRC’s corporate offices located at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas, 77042.

By order of the Board of Directors,

Mark F. Mai
Vice President, General Counsel and Secretary

YOUR VOTE IS IMPORTANT

WE URGE YOU TO VOTE PROMPTLY EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE 2011 ANNUAL MEETING.

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS OF

DRESSER-RAND GROUP INC. TO BE HELD ON

MAY 10, 2011

GENERAL INFORMATION ABOUT DRC’S ANNUAL MEETING

Dresser-Rand Group Inc. (“DRC,” “Dresser-Rand,” the “Company,” “we” or “our”) is providing this proxy statement to stockholders entitled to vote at the 2011 Annual Meeting (the “Annual Meeting”) of DRC as part of a solicitation by the Board of Directors for use at the Annual Meeting and at any adjournment or postponement that may take place. The Annual Meeting will be held on Tuesday, May 10, 2011, at 9:30 a.m. (Central) at the offices of the Company located at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042.

We are taking advantage of Securities and Exchange Commission (“SEC”) rules that allow us to deliver proxy materials to our stockholders on the Internet. Under these rules, we are sending our stockholders a one-page notice regarding the Internet availability of proxy materials instead of a full printed set of proxy materials. Our stockholders will not receive printed copies of the proxy materials unless specifically requested. Instead, the one-page notice that our stockholders receive will tell them how to access and review on the Internet all of the important information contained in the proxy materials. This notice also tells our stockholders how to submit their proxy card on the Internet and how to request to receive a printed copy of our proxy materials. We expect to provide notice and electronic delivery of this proxy statement to such stockholders on or about March 30, 2011.

Who is entitled to vote at the Annual Meeting?

Anyone who owns of record DRC common stock as of the close of business on March 16, 2011, is entitled to one vote per share owned. We refer to that date as the Record Date. There were 82,732,910 shares outstanding on the Record Date.

Who is soliciting my proxy to vote my shares?

DRC’s Board of Directors (the “Board”) is soliciting your “proxy,” or your authorization for our representatives to vote your shares. Your proxy will be effective for the Annual Meeting on May 10, 2011, and at any adjournment or continuation of that meeting.

Who is paying for and what is the cost of soliciting proxies?

DRC is bearing the entire cost of soliciting proxies. We have not hired a solicitation firm to assist us in the solicitation of proxies, but we reserve the right to do so. Proxies will be solicited both through the mail and Internet, but also may be solicited personally or by telephone, facsimile, email or special letter by DRC’s directors, officers, and employees for no additional compensation. DRC will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending our proxy materials to their customers or principals who are the beneficial owners of shares of DRC common stock.

What constitutes a quorum?

For business to be conducted at the Annual Meeting, a quorum constituting a majority of the shares of DRC common stock issued and outstanding and entitled to vote must be in attendance or represented by proxy.

BOARD RECOMMENDATIONS AND APPROVAL REQUIREMENTS

Delaware law and DRC’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws govern the vote on each proposal. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board’s recommendations and approval requirements are:

PROPOSAL 1. ELECTION OF DIRECTORS.

The first proposal to be voted on is the election of the eight Directors named in this proxy statement to hold office until the 2012 Annual Meeting and until their successors have been elected and qualified. The Board has nominated eight people as Directors, each of whom currently is serving as a Director of DRC.

You may find information about these nominees beginning on Page 6.

You may vote in favor of all the nominees, withhold your votes as to all nominees, or withhold your votes as to specific nominees. Assuming a quorum, each share of common stock is entitled to cast one vote on each of the eight nominees for Director. Directors are elected by a plurality of the votes cast. Stockholders may not cumulate their votes. Withheld votes or broker non-votes (as described below) will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote FOR each Director nominee.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS, PRICEWATERHOUSECOOPERS LLP, FOR 2011.

The second proposal to be voted on is to ratify the appointment of PricewaterhouseCoopers LLP as DRC’s Independent Registered Public Accountants for 2011.

You may find information about this proposal beginning on Page 9.

You may vote in favor of the proposal, vote against the proposal, or abstain from voting. Assuming a quorum, the proposal will pass if approved by a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accountants for 2011.

PROPOSAL 3. ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

The third proposal to be voted on is an advisory vote on executive compensation.

You may find information about this proposal beginning on Page 9.

You may vote in favor of the proposal, vote against the proposal, or abstain from voting. Assuming a quorum, the proposed advisory resolution will be approved if a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter are voted in favor of the proposal. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors recommends that stockholders vote “for” this advisory resolution on executive compensation.

PROPOSAL 4. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

The fourth proposal to be voted on is an advisory vote on the frequency of future advisory votes on executive compensation.

You may find information about this proposal beginning on Page 11.

You will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Assuming a quorum, the option that receives the highest number of votes cast by stockholders will be deemed the preferred frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors recommends that you vote FOR future advisory votes on executive compensation on an annual basis; however, this is not a vote to approve or disapprove the Board’s recommendation.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board is not aware of any other business to be presented for a vote of the stockholders at the Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

The chairman of the Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted. The requirements for submitting proposals and nominations for next year’s meeting are described below under the heading “Stockholder Proposals for the 2012 Annual Meeting.”

VOTING AND PROXY PROCEDURE

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full printed set of proxy materials?

We are taking advantage of SEC rules that allow us to deliver our proxy materials on the Internet to our stockholders. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to our stockholders. This notice includes instructions on how to access the proxy materials on the Internet and how to request to receive a printed set of our proxy materials. In addition, our stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How do I obtain electronic access to the proxy materials?

The Notice Regarding the Availability of Proxy Materials you received includes instructions on how to:

•	View the proxy materials for the Annual Meeting on the Internet;

•	Vote on the Internet or in person; and

•	Request a copy of proxy materials by the Internet, telephone or email.

In addition to the website referenced in the one-page Notice Regarding the Availability of Proxy Materials, our proxy materials are also available on the Internet at www.dresser-rand.com using the Investors link.

What are the voting rights of holders of DRC common stock?

Each outstanding share of DRC common stock on the Record Date will be entitled to one vote on each matter considered at the meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. There are some important distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered in your name with our transfer agent, BNY Mellon Shareowner Services, you are the stockholder of record for those shares. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.

Beneficial Owner

If your shares are held in a brokerage account, by a bank or other nominee (commonly referred to as being held in “street name”), you are the beneficial owner of those shares. Your broker, bank or nominee is the stockholder of record and therefore has forwarded proxy-related materials to you as the beneficial owner. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares and also are invited to attend the meeting. However, since beneficial owners are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a signed proxy from your broker, bank or nominee giving you the right to vote the shares. If your shares were issued pursuant to the Company’s 2005 Stock Incentive Plan, 2005 Directors Stock Incentive Plan, or 2008 Stock Incentive Plan and remain subject to a risk of forfeiture, you may grant your voting proxy directly to us.

What does it mean if I receive more than one Notice Regarding the Availability of Proxy Materials?

It means that you have multiple accounts at the transfer agent or with brokers or other nominees. Follow the instructions on each notice to ensure that all of your shares are voted.

How do I vote?

You may vote by Internet, mail, telephone or in person.

1. BY INTERNET.  You can vote on the Internet by following the instructions provided in the one-page Notice Regarding the Availability of Proxy Materials. Your vote by Internet must be properly transmitted not later than 11:59 p.m. (Eastern) on May 9, 2011, to be effective.

2. BY MAIL.  If you request to receive a printed set of our proxy materials by mail, you can vote by mail. The Board recommends that you vote by proxy even if you plan on attending the meeting. Mark your voting instructions on, and sign and date, the proxy card delivered to you by mail and then return it in the postage-paid envelope provided with your printed set of materials. If you mail your proxy card, we must receive it in accordance with the instructions that will be included in the proxy materials delivered to you by mail.

3. BY TELEPHONE.  You can vote by telephone using the phone number obtained by accessing the website set forth in the instructions provided in the one-page Notice Regarding the Availability of Proxy Materials. Your telephonic vote must be completed not later than 11:59 p.m. (Eastern) on May 9, 2011, to be effective.

4. IN PERSON.  If you are a stockholder of record, you may vote in person at the meeting. “Street name” or nominee account stockholders who wish to vote at the meeting will need to obtain a signed proxy form from the institution that holds their shares of record giving such owners the right to vote the shares at the meeting. Any stockholder wishing to attend the meeting will need to present valid photo identification to the building receptionist and to the Company receptionist on the 10th floor.

How do I revoke my proxy or change my voting instructions?

You can change your vote or revoke your proxy at any time before the final vote at the meeting. You can do this by casting a later proxy through any of the available methods described in the question and answer immediately above. If you are a stockholder of record, you also can revoke your proxy by delivering a written notice of your revocation to our Corporate Secretary, Mark F. Mai, at our executive office at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas, 77042. If you are a beneficial owner, you can revoke your proxy by following the instructions sent to you by your broker, bank or other nominee.

How will proxies be voted if I give my authorization?

The Board has selected Vincent R. Volpe Jr., Mark E. Baldwin and Mark F. Mai, and each of them, to act as proxies with full power of substitution. All properly submitted proxies will be voted in accordance with the directions given. If you properly submit a proxy with no further instructions, your shares will be voted in accordance with the recommendations of the Board (FOR all Director nominees named in this proxy statement, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011, FOR the adoption of the advisory resolution on executive compensation, and FOR the recommended frequency of future advisory votes on executive compensation which is on an annual basis). Management knows of no other matters that may come before the Annual Meeting for consideration by the stockholders. However, if any other matter properly comes before the Annual Meeting, the persons named as proxy holders, or their nominees or substitutes, will vote upon such matters in accordance with the recommendation of the Board, or in the absence of such a recommendation, in accordance with the judgment of the proxy holders, in either case to the extent permitted by law.

What is the voting requirement to approve each of the matters?

Directors will be elected by a plurality of the votes cast. This means that the nominees with the most votes will be elected.

For Proposal 2 (to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for 2011) and Proposal 3 (the adoption of the advisory resolution on executive compensation), approval requires the affirmative vote of stockholders holding a majority of those shares present (in person or by proxy) and entitled to vote on the matter.

For Proposal 4 (the advisory vote on the frequency of future advisory votes on executive compensation), the option, either 1 year, 2 years or 3 years, that receives the highest number of votes cast by stockholders will be deemed the preferred frequency for the advisory vote on executive compensation that has been selected by stockholders.

If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes for certain matters (as described in the question and answer immediately below). In tabulating the voting result for a proposal, shares that constitute broker non-votes are not considered as being entitled to vote on that proposal.

How will votes be counted?

The inspector of elections for the Annual Meeting will calculate affirmative votes, negative votes, withhold votes, abstentions, and broker non-votes, as applicable. Under Delaware law, shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

You as beneficial owner own your shares in “street name” if your broker or other “street” nominee is actually the record owner. Brokers or other “street” nominees have discretionary authority to vote on routine matters, regardless of whether they have received voting instructions from their clients who are the beneficial owners. Director elections, the advisory vote on executive compensation and the advisory vote on the frequency of future advisory votes on executive compensation are not considered routine matters and brokers or other “street” nominees may not vote on these matters in the absence of receiving voting instructions from their clients. Ratifying the appointment of independent accountants is considered a routine matter and thus brokers and “street” nominees have discretionary authority to vote on this matter. A “broker non-vote” results on a matter when a broker or other “street” nominee record holder returns a duly executed proxy but does not vote on non-routine matters solely because it does not have discretionary authority to vote on non-routine matters and has not received voting instructions from its client (the beneficial holder). Accordingly, no broker non-votes occur when voting on routine matters. Broker non-votes count toward a quorum. The approval of a proposal regarding a non-routine matter, other than the election of directors and the advisory vote on the frequency of future advisory votes on executive compensation, is determined based on the vote of all shares present in person or represented and entitled to vote on the matter. Abstention on such proposals has the same effect as a vote “against” such proposals. Broker non-votes have no effect on the vote of such proposals. Because we have a plurality voting standard for director elections and for the advisory vote on the frequency of future advisory votes on executive compensation, abstentions and broker non-votes have no effect on the outcome of the vote on these matters.

Where do I find voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published by DRC in a current report on Form 8-K within four business days after the Annual Meeting. The report will be filed with the SEC and you may receive a copy by contacting our Director, Investor Relations, Blaise E. Derrico, at 713-973-5497. You also may access a copy on the Internet at www.dresser-rand.com or through the SEC’s Internet site at www.sec.gov.

PROPOSAL 1

ELECTION OF DIRECTORS

The first agenda item to be voted on is the election of eight Directors to hold office until the 2012 Annual Meeting and until their successors have been elected and qualified. The Board has nominated eight Directors, all of whom currently are serving as a Director of DRC. The Board unanimously recommends that you vote “FOR” such nominees.

The Board of Directors currently consists of eight Directors. Each Director’s term expires at the Annual Meeting and when their successors have been elected and qualified. All nominees have indicated their willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve, the Board may either reduce its size, or designate or not designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.

The table below sets forth the name, age as of March 16, 2011, and existing positions with DRC of each Director nominee:

Name	Age	Office or Position Held

William E. Macaulay	65	Chairman of the Board of Directors
Vincent R. Volpe Jr.	53	Director, President, and Chief Executive Officer
Rita V. Foley	57	Director and Member of the Audit and Compensation Committees
Louis A. Raspino	58	Director and Member of the Audit and Compensation Committees
Philip R. Roth	60	Director and Member of the Audit and Nominating and Governance Committees
Stephen A. Snider	63	Director and Member of the Nominating and Governance Committee
Michael L. Underwood	67	Director and Member of the Audit and Nominating and Governance Committees
Joseph C. Winkler III	59	Director and Member of the Compensation and Nominating and Governance Committees

In evaluating director candidates, and considering incumbent directors for re-nomination to the Board, the Board and the Nominating and Governance Committee have considered a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments, and experience in light of the needs of the Company. For incumbent directors, the factors include past performance on the Board. Each director provides a broad range of complementary skills, expertise, knowledge and a diversity of perspective to build a capable, responsive and effective Board. This section presents biographical and other information about our director nominees, each of whom is currently serving as a director. It also presents for each director the specific experiences, qualifications, attributes and skills considered by the Board in re-nominating each director to serve on the Board.

William E. Macaulay has been the Chairman of our Board of Directors since October 2004. Mr. Macaulay is the Chairman, Chief Executive Officer, and a Managing Director of FRC Founders Corporation, formerly named First Reserve Corporation (“FRC”), a private equity firm focusing on the energy industry, which he joined in 1983.

FRC was an affiliate of our former indirect parent, Dresser-Rand Holdings LLC. Prior to joining First Reserve, Mr. Macaulay was a co-founder of Meridien Capital Company, a private equity buyout firm. From 1972 to 1982, Mr. Macaulay was with Oppenheimer & Co., Inc., where he served as Director of Corporate Finance, with responsibility for investing Oppenheimer’s capital in private equity transactions, as a General Partner and member of the Management Committee of Oppenheimer & Co., as well as President of Oppenheimer Energy Corporation. Mr. Macaulay serves as a director of Weatherford International Ltd., an oilfield service company, and formerly served as a director of Alpha Natural Resources, Inc., Dresser, Inc., Foundation Coal Holdings, Inc., National Oilwell Varco and Pride International, Inc. Mr. Macaulay holds a B.B.A. degree, Magna Cum Laude in Economics from City College of New York and an M.B.A. from the Wharton School of the University of Pennsylvania.

Mr. Macaulay brings to the Company leadership, industry, economics and finance experience resulting from his career spanning more than 35 years in private equity and finance, including over 25 years focusing on the energy industry.

Vincent R. Volpe Jr. is our President and Chief Executive Officer and has served as a member of our Board of Directors since October 2004. Mr. Volpe has been with Dresser-Rand Group Inc., its affiliates and predecessor companies to the business since 1981. He has held positions in Engineering, Marketing and Operations residing and working in various countries, including: Applications Engineer in Caracas, Venezuela; Vice President Dresser-Rand Japan in Tokyo, Japan; Vice President Marketing and Engineering Steam and Turbo Products in Olean, New York; Executive Vice President European Operations in Le Havre, France; and President Dresser-Rand Europe in London, U.K. In January 1997, Mr. Volpe became President of Dresser-Rand Company’s Turbo Product Division, a position he held until September 2000. In April 1999, he assumed the additional role of Chief Operating Officer for Dresser-Rand Company, responsible for worldwide manufacturing, technology and supply chain management, serving in that position until September 2000. Mr. Volpe became President and Chief Executive Officer of Dresser-Rand Company in September 2000. Mr. Volpe serves as a director of FMC Corporation. Mr. Volpe earned a B.S. in Mechanical Engineering and a B.A. in German literature, both from Lehigh University.

Mr. Volpe has substantial historical knowledge of the Company and its operations with 30 years of employment in various capacities with the Company across its international operations. He brings leadership experience and extensive operations and industry experience to the Company.

Rita V. Foley has been a member of our Board of Directors since May 2007. Ms. Foley retired in June 2006 as Senior Vice President of MeadWestvaco Corporation, a leading global provider of packaging to the entertainment, healthcare, cosmetics, and consumer products industries, and President of its Consumer Packaging Group. Prior to that, from 2001 to 2002, she was the Chief Operating Officer of MeadWestvaco’s Consumer Packaging Group. Ms. Foley held various senior positions from 1999 to 2001 within Westvaco, the predecessor to MeadWestvaco, including Senior Vice President and Chief Information Officer. Ms. Foley has also held various executive global sales, marketing, and general management positions at Harris Lanier, Digital Equipment Corporation, and QAD Inc. Ms. Foley serves on the boards of PetSmart Inc. and Pro Mujer International, and she is a former director of the Council of the Americas. Ms. Foley earned a B.S. degree from Smith College and she is a graduate of Stanford University’s Executive Program.

Ms. Foley brings leadership, operational, marketing, merger and acquisition and financial experience to the Company. She served as the President of a global packaging business utilizing an engineered to order manufacturing process similar to that of the Company and has director experience from serving on other public company boards, including membership on compensation, audit and executive committees.

Louis A. Raspino has been a member of our Board of Directors since December 2005. He has over 30 years of experience in the oil and gas exploration, production and service industry. Mr. Raspino has been the President and Chief Executive Officer of Pride International Inc., an international provider of contract drilling and related services to oil and natural gas companies, since June 2005 and has been on its Board of Directors since July 2005. He was the Executive Vice President and Chief Financial Officer of Pride International Inc. from December 2003 until June 2005. Before joining Pride International in December 2003, he was Senior Vice President and Chief Financial Officer of Grant Prideco, Inc., a manufacturer of drilling and completion products supplying the energy industry, from July 2001 until December 2003. Previously, he was Vice President of Finance for Halliburton Company, Senior Vice President and Chief Financial Officer of The Louisiana Land & Exploration Company and began his career with Ernst & Young. Mr. Raspino is a CPA and earned a B.S. from Louisiana State University and an M.B.A. from Loyola University.

Mr. Raspino has over 30 years of experience in the oil and gas exploration, production and service industry, as well as international and capital markets experience, and brings to the Company leadership and finance experience. He is the President and Chief Executive Officer of Pride International, a publicly traded company. He is also a CPA and has served in various executive finance positions throughout his career, including as the Chief Financial Officer of two public companies.

Philip R. Roth has been a member of our Board of Directors since December 2005. He has over 30 years of accounting and finance experience. Mr. Roth formerly was Vice President, Finance and Chief Financial Officer of Gardner Denver, Inc., which designs, manufacturers and markets compressor and vacuum products and fluid transfer products, from May 1996 until August 2004. Prior to joining Gardner Denver, Mr. Roth was with Emerson Electric Co. from 1980 until 1996 where he held positions in accounting, treasury and investor relations at the corporate office. He also held positions in strategic planning and acquisitions, and as a Chief Financial Officer at the division level. Mr. Roth is a CPA and began his career with Price Waterhouse. He earned a B.S. in Accounting and Business Administration from the University of Missouri and an M.B.A. from the Olin School of Business at Washington University.

Mr. Roth has spent most of his career in leadership positions with manufacturing companies, including more than eight years as Chief Financial Officer of a publicly-traded company with significant international operations. He also has extensive compressor industry and acquisition-related experience, as well as a wide-ranging background in accounting, treasury and investor relations.

Stephen A. Snider has been a member of our Board of Directors since November 2009. Mr. Snider was Chief Executive Officer and director of Exterran Holdings, Inc., a global natural gas compression services company from August 2007 to June 2009, and was Chief Executive Officer and Chairman of the general partner of Exterran Partners, L.P., a domestic natural gas contract compression services business from August 2007 to June 2009. Both companies are publicly traded and headquartered in Houston, Texas. Prior to that, Mr. Snider was President, CEO and Director of Universal Compression Holdings Inc. (“Universal”), a supplier of equipment used to ship natural gas through pipelines, from 1998 until Universal merged with Hanover Compressor Company in 2007 to form Exterran Corporation. Mr. Snider retired from all positions with Exterran on June 30, 2009. Mr. Snider has over 30 years of experience in senior management of operating companies, and also serves as a current director of Energen Corporation, a publicly traded company. Mr. Snider also served as a director of Seahawk Drilling Incorporated from August 2009 to February 2011. On February 11, 2011, Seahawk announced that substantially all of its assets would be sold to Hercules Offshore, Inc., such sale being implemented through a Chapter 11 bankruptcy filing, citing heavy losses due to the slow issuance of shallow water drilling permits in the U.S. Gulf of Mexico following the Macondo well blowout and other factors. Mr. Snider has also served as a director of Exterran Holdings, Exterran Partners and T-3 Energy Services, Inc.

Mr. Snider brings to the Company leadership experience, including as a public company Chief Executive Officer, and nearly 40 years of involvement in rotating equipment, with approximately 25 years dedicated to natural gas compression and processing.

Michael L. Underwood has been a member of our Board of Directors since August 2005. Prior to his retirement, from June 2002 to June 2003, Mr. Underwood was employed by Deloitte & Touche LLP as a Director. Prior to that, he had over 35 years of public accounting experience including 25 of those years as an audit partner with Arthur Andersen LLP. Mr. Underwood currently serves on the board of directors of Chicago Bridge & Iron Company N.V. He holds a B.A. in Philosophy and Economics and a Masters Degree in Accounting from the University of Illinois.

Mr. Underwood brings to the Company leadership experience and over 35 years of public accounting experience, a significant portion of which was with publicly traded companies in the manufacturing industry.

Joseph C. Winkler III has been a member of our Board of Directors since May 2007. Mr. Winkler has served as the Chairman and Chief Executive Officer of Complete Production Services, Inc., a provider of specialized oil and gas services and equipment in North America, since March 2007. Between June 2005 and March 2007, Mr. Winkler

served as its President and Chief Executive Officer. Prior to that, from March 2005 until June 2005, Mr. Winkler served as the Executive Vice President and Chief Operating Officer of National Oilwell Varco, Inc., an oilfield capital equipment and services company and from May 2003 until March 2005 as the President and Chief Operating Officer of the company’s predecessor, Varco International, Inc. From April 1996 until May 2003, Mr. Winkler served in various other capacities with Varco and its predecessor, including Executive Vice President and Chief Financial Officer. From 1993 to April 1996, Mr. Winkler served as the Chief Financial Officer of D.O.S., Ltd., a privately held provider of solids control equipment and services and coil tubing equipment to the oil and gas industry, which was acquired by Varco in April 1996. Prior to joining D.O.S., Ltd., he was Chief Financial Officer of Baker Hughes INTEQ, and served in a similar role for various companies owned by Baker Hughes Incorporated including Eastman/Telco and Milpark Drilling Fluids. Mr. Winkler received a B.S. degree in Accounting from Louisiana State University.

Mr. Winkler has many years of operational, financial, international and capital markets experience, a significant portion of which was with publicly traded companies in the oil and gas services, manufacturing and exploration and production industries. He is currently Chairman and Chief Executive Officer of a public company, which is a provider of specialized oil and gas services and equipment.

The Board of Directors unanimously recommends that you vote “FOR” each of the Director nominees named above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The second agenda item to be voted on to ratify the appointment of PricewaterhouseCoopers LLP as DRC’s independent registered public accountants for the fiscal year ending December 31, 2011. The Board of Directors unanimously recommends that you vote “FOR” this proposal.

The Audit Committee has appointed, with approval of the Board of Directors, PricewaterhouseCoopers LLP to act as DRC’s independent registered public accountants for the fiscal year ending December 31, 2011. The Board of Directors has directed that such appointment be submitted to DRC’s stockholders for ratification at the Annual Meeting. PricewaterhouseCoopers LLP was DRC’s independent registered public accounting firm for the fiscal year ended December 31, 2010.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as DRC’s independent registered public accountants is not required. The Board, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Board of Directors will request that the Audit Committee reconsider its appointment of PricewaterhouseCoopers LLP for the fiscal year ending December 31, 2011, and consider such vote in its review and future appointment of the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different accounting firm at any time during the 2011 fiscal year if the Audit Committee determines that such a change would be in the best interests of DRC and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. They will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote FOR this proposal.

PROPOSAL 3

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

The third agenda item to be voted on is the adoption of an advisory resolution on executive compensation. The Board of Directors unanimously recommends that you vote “FOR” this proposal.

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve an advisory resolution on executive compensation. This vote, commonly known as “say on pay”, provides you as a stockholder the opportunity to endorse or not endorse the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

The Board of Directors believes that the Company’s success as one of the largest global suppliers of custom-engineered rotating equipment solutions to the oil, gas, petrochemical, process, power, military and other industries is led by the collective talent, experience and performance of its executive leadership team. With that in mind, our overall executive compensation program has been designed to attract, retain and motivate leaders who will develop and execute strategies that generate long-term success and growth. The key principles underlying the Company’s executive compensation program are described in detail in the Compensation Discussion & Analysis (CD&A) beginning on page 24 of this proxy statement and are set forth below:

•	align the Company’s leadership’s financial interest with its stockholders;

•	promote consistent and long-term growth and stability;

•	attract and retain talented executive officers;

•	reward individuals for overall Company, functional and business unit results; and

•	recognize individual responsibility, leadership, performance, potential, skills, knowledge and impact.

We believe that our executive compensation policies and practices are effective in supporting these guiding principles, including policies and practices such as:

•	Basing a significant portion of the compensation of executives on performance of the Company and the executive’s functional or business unit; for the CEO and CFO, at least 75% of their combined base salary, target annual incentive and target long-term incentive (total direct compensation) is variable and tied to performance, retention or a combination of both; for the remaining named executive officers, at least 60% of their total direct compensation is variable;

•	Promoting and rewarding actions that balance short-term strategies with long-term growth and stability through using a variety of financial and non-financial metrics (e.g., operating income, total stockholder return, safety);

•	Including recoupment features, which serve to support good corporate governance, in the Company’s incentive programs; and

•	Requiring named executive officers to own a substantial amount of Company stock.

We urge stockholders to read the Compensation Discussion and Analysis beginning on page 24 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables, notes and narrative, appearing on pages 41 through 52, which provide detailed information on the compensation of our named executive officers.

In accordance with the recently adopted Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking you to approve the following advisory resolution at the 2011 Annual Meeting:

“Resolved, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative discussion.”

Because this vote is advisory, it will not be binding upon the Board of Directors or the Company. Although non-binding, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal and will review and consider the voting results when making future decisions regarding our executive compensation program.

The Board Recommends that Stockholders vote “FOR” Approval of this Advisory Resolution.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The fourth agenda item to be voted on is the frequency of future advisory votes on executive compensation. The Board of Directors unanimously recommends that you vote “1 YEAR” on this proposal.

The Dodd-Frank Act and recently adopted Section 14A of the Exchange Act also enable our stockholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal No. 3 above should occur every 1 year, every 2 years or every 3 years.

After careful consideration, the Board of Directors is recommending to conduct an advisory vote on executive compensation every year as an appropriate policy for the Company at this time. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board of Directors recognizes that executive compensation disclosures are made annually. Given that the “say on pay” advisory vote provisions are new, holding an advisory vote every year on executive compensation provides for more immediate feedback from our stockholders, allowing our Compensation Committee to consider stockholder opinions on executive compensation on a more frequent basis. Therefore, the Board of Directors recommends that you vote for the advisory vote on executive compensation to be held every year. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

We understand that our stockholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and we will carefully review the voting results on this proposal. Stockholders will be able to specify one of four choices for this proposal on the proxy card: 1 year, 2 years, 3 years, or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation.

The option of 1 year, 2 years or 3 years that receives the highest number of votes cast by stockholders will be deemed the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, while significant consideration will be given to the preference of the stockholders, this vote is advisory and not binding on the Board of Directors or the Company in any way. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

The Board of Directors recommends that you vote “1 YEAR” for the frequency of future advisory votes on executive compensation; however, this is not a vote to approve or disapprove the Board’s recommendation.

Audit Committee Report

The Audit Committee of the Company’s Board of Directors consists of Messrs. Underwood, Raspino and Roth and Ms. Foley. The Audit Committee operates under a written charter adopted by the Board of Directors. The committee charter is available on the Company’s web site (www.dresser-rand.com).

The Company’s management is responsible for all financial statements and financial reporting processes of the Company and its direct and indirect subsidiaries, including the systems of internal accounting control. The independent registered public accounting firm is responsible for performing audits of the consolidated financial statements and opining as to whether such statements are fairly presented, in all material respects, in conformity with accounting principles generally accepted in the United States of America. The Audit Committee monitors the financial reporting processes and systems of internal control on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed the audited financial statements for the fiscal year ended December 31, 2010, and has met and held discussions with management and the independent registered public accounting firm regarding such financial statements. Management represented to the Audit Committee that the consolidated financial statements for the fiscal year ended December 31, 2010, were prepared in accordance with accounting principles generally accepted in the U.S. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, (Communication with Audit Committees) as amended (AICPA, Professional Standards, Vol. 1, AU section 380) and adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee, in consultation with management, the independent registered public accounting firm and DRC’s internal auditor has reviewed management’s report on internal control over financial reporting as of December 31, 2010, and the independent registered public accounting firm’s attestation report (which are required pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and has considered the effectiveness of the Company’s internal control over financial reporting.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

THE AUDIT COMMITTEE

Michael L. Underwood, Chairman
Rita V. Foley
Louis A. Raspino
Philip R. Roth

Fees of Independent Registered Public Accountants

The Audit Committee has reviewed the audit fees of the independent auditors. For work performed in regard to fiscal years 2009 and 2010, DRC paid PricewaterhouseCoopers LLP the following fees for services, as categorized (dollars in thousands):

	Fiscal Year 2009	Fiscal Year 2010

Audit Fees(1)	$4,458	4,325
Tax Fees(2)	$60	110
All Other Fees(3)	$3	3
Total Fees	$4,521	4,438

(1)	Includes fees for audit services principally relating to the annual audit, quarterly reviews and registration statements.

(2)	Includes fees for tax compliance, tax advice and tax planning. For example, tax compliance involves preparation of original and amended tax returns.

(3)	Includes fees for all other services not reported under (1) through (2). These amounts reflect license fees for software PricewaterhouseCoopers LLP provided for research of accounting authorities, compliance with reporting obligations, and electronic workpaper documentation.

Our Board has a policy to assure the independence of its independent registered public accounting firm. Prior to each fiscal year, the Audit Committee receives a written report from PricewaterhouseCoopers LLP describing the elements expected to be performed in the course of its audit of the Company’s financial statements for the coming year. All audit related services, tax services and other services were pre-approved for 2009 and 2010 by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. As required by its charter, the Audit Committee pre-approves all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof), other than prohibited non-auditing services as set forth in Sarbanes-Oxley Act Section 201, to be performed for DRC by its independent registered public accounting firm, subject to any de minimus exceptions for non-audit services described in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies will be voted in accordance with the recommendation of the Board, or in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

CORPORATE GOVERNANCE AND RELATED MATTERS

Director Independence

In determining director independence, DRC employs the standards set forth in the New York Stock Exchange (“NYSE”) listed company manual. The independence test included in the NYSE listing standard requires that the Board determine that the director have no direct or indirect material relationship with DRC. Additionally, a director is not independent if:

•	The director is or has been within the last three years an employee of DRC (or an immediate family member of such director is or was within the last three years an executive officer of DRC);

•	The director or an immediate family member received more than $120,000 during any 12-month period within the last three years in compensation from DRC (other than for director and committee fees, pensions or other deferred compensation from prior service);

•	The director or an immediate family member is a current partner of a firm that is DRC’s internal auditor or external auditor, the director is a current employee of such firm, an immediate family member is a current employee of such firm who personally works on DRC’s audit, or the director or immediate family member was in the last three years, but is no longer, a partner or employee of such firm and personally worked on DRC’s audit during that time;

•	The director or an immediate family member is or has been within the last three years employed as an executive officer by any company whose compensation committee includes or included a current executive officer of DRC; or

•	The director is a current employee (or an immediate family member is a current executive officer) of another company that made payments to, or received payments from, DRC for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenue.

In addition, members of our Audit Committee must meet the following additional independence requirements under the SEC’s rules:

•	No director who is a member of the Audit Committee shall be deemed independent if such director is affiliated with DRC or any of its subsidiaries in any capacity, other than in such director’s capacity as a member of our Board of Directors, the Audit Committee or any other board committee; and

•	No director who is a member of the Audit Committee shall be deemed independent if such director receives, directly or indirectly, any consulting, advisory or other compensatory fee from DRC or any of its subsidiaries, other than fees received in such director’s capacity as a member of our Board of Directors, the Audit Committee or any other Board committee, and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with DRC (provided such compensation is not contingent in any way on continued service).

Applying the NYSE test, the Board has affirmatively determined that Ms. Foley and Messrs. Macaulay, Raspino, Roth, Underwood, Snider and Winkler are independent, and that all members of the Audit Committee meet the heightened requirements for independence set forth above. In addition, the Board affirmatively determined that Mr. Volpe is not independent because he is the President and Chief Executive Officer of DRC.

The Board of Directors and its Committees

The Board of Directors held seven meetings in 2010, either in person or by telephone. Each director attended at least 75% of all Board and applicable committee meetings during 2010. Directors are encouraged to attend stockholder meetings. All directors attended the 2010 Annual Meeting. In connection with each of the quarterly Board meetings, the non-management Directors will meet in executive session without any employee directors or members of management present. If the Board convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The independent Chairman of the Board presides at each executive session of the non-management directors.

DRC has standing Audit, Compensation, and Nominating and Governance Committees. The committee members are as follows:

Nominating
and
Name	Audit		Compensation		Governance

Rita V. Foley	X		X
Louis A. Raspino	X		X	*
Philip R. Roth	X				X	*
Stephen A. Snider					X
Michael L. Underwood	X	*			X
Joseph C. Winkler III			X		X

*	Chairman.

The Audit, Nominating and Governance and Compensation Committees held 8, 4, and 8 meetings, respectively, in 2010.

The principal responsibilities and functions of the standing Board committees are summarized below and described in more detail in the written charters adopted by the Audit Committee, Compensation Committee, and Nominating and Governance Committee, each of which may be found under the Corporate Governance portion of the Investors link on the Company’s website (www.dresser-rand.com). DRC’s Corporate Governance guidelines also are available on the Corporate Governance portion of the Investors link on the Company’s website. In addition, any stockholder may obtain a print copy of these charters or DRC’s Corporate Governance Guidelines by contacting our Corporate Secretary.

Audit Committee

Our Audit Committee currently consists of Michael L. Underwood, who serves as Chairman, Rita V. Foley, Louis A. Raspino and Philip R. Roth. The Board has determined that Michael L. Underwood is an Audit Committee “financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee’s authorities and responsibilities include: (1) appointing, compensating, retaining, evaluating, overseeing and terminating the independent auditor; (2) pre-approving all auditing services, internal control-related services and permitted non-audit services by the independent auditor; (3) retaining independent legal, accounting and other advisors to the extent it deems necessary; (4) making regular reports to and reviewing with the full Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, compliance with legal or regulatory requirements, performance and independence of the independent auditors, or performance of the internal audit function; (5) reviewing and reassessing the adequacy of the Committee’s charter annually and recommending any proposed changes to the Board; (6) conducting an annual performance self-evaluation; (7) preparing a report as required by the rules of the SEC to be included in the Company’s annual proxy statement; and (8) taking such other actions as it deems necessary or appropriate in meeting its responsibilities. The Audit Committee has adopted a written charter, a copy of which may be obtained as described above.

As previously discussed, the Board has concluded that Ms. Foley and Messrs. Underwood, Raspino and Roth are independent for purposes of serving on the Audit Committee.

Nominating and Governance Committee

Our Nominating and Governance Committee currently consists of Philip R. Roth, who serves as Chairman, Stephen A. Snider, Michael L. Underwood and Joseph C. Winkler III. The Nominating and Governance Committee’s authorities and responsibilities include: (1) retaining, compensating and terminating search firms used to identify director candidates and legal and other advisors as the Committee deems necessary; and (2) conducting an annual performance self-evaluation and reviewing and assessing the adequacy of the Committee’s charter and recommending changes to the Board. To the extent deemed necessary or appropriate, the Committee will: (i) develop, recommend and review annually the Company’s Corporate Governance Guidelines; (ii) establish criteria for the selection of new directors to serve on the Board, including any policies regarding the consideration of director candidates recommended by stockholders; (iii) identify, screen and recommend to the Board the nominees to be proposed by the Company at the annual meeting of stockholders, or fill vacancies on the Board, based on an assessment of each nominee’s particular experience, qualifications, attributes or skills and potential to contribute to diversity, and recommend changes in the size of the Board; (iv) assess the independence of the directors, assess the financial literacy of each Audit Committee member, and review the experience of the Audit Committee members in light of the attributes of an “audit committee financial expert”; (v) review the material facts of all interested party transactions that require the Committee’s approval and determine whether to approve such transactions; (vi) review and evaluate the leadership structure of the Board; (vii) review the Board committee structure and composition and recommend to the Board directors to serve as members of each committee; (viii) oversee the annual evaluation of management, the Board, the directors, and Board committees; (ix) establish criteria for and lead the annual performance self-evaluation of the Board and monitor annual committee performance self-evaluations; (x) establish director policies and guidelines for retirement and stock ownership; (xi) oversee director orientation and continuing education; (xii) review whether continued Board or committee participation is appropriate in light of employment changes and/or service on additional boards of other companies; and (xiii) establish the compensation and benefits of directors and Board committee members.

The Nominating and Governance Committee has adopted a written charter, a copy of which may be obtained as described above. As discussed above, the Board has made an affirmative determination that Messrs. Roth, Snider, Underwood and Winkler are independent.

Prospective director nominees are identified through the contacts of the Directors or members of senior management, by stockholders or through reputable search firms. Once a prospective director nominee has been identified, the Nominating and Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate based on the information provided to the Committee and the Committee’s own knowledge of the candidate, which may be supplemented by the Committee through its own inquiries. If the

Committee determines that additional consideration is warranted, it may request a professional search firm to gather additional information about the candidate. The Committee will evaluate director nominees, including nominees that are submitted to DRC by a stockholder, taking into consideration certain criteria, including the candidate’s industry knowledge and experience, wisdom, integrity, actual or potential conflicts of interest, skills such as understanding of finance and marketing, and educational and professional background. The Committee will also assess the candidate’s qualifications as an independent director under the current independence standards of the NYSE. In addition, the Committee will consider the prospective candidate in light of the current composition of the Board and the collective Board members’ skills, expertise, industry and regulatory knowledge, and diversity of perspectives. The candidate must also have time available to devote to Board activities and the ability to work collegially and to serve the interests of all stockholders. In the case of candidates recommended by stockholders, the Committee will also consider the capability of the candidate to discharge his or her fiduciary obligations to all stockholders. As necessary, DRC may engage the services of a third party for a fee to identify and evaluate prospective nominees.

In determining whether to recommend a director for re-election, the Nominating and Governance Committee considers the director’s past attendance at meetings and participation in and contribution to the activities of the Board.

DRC’s Nominating and Governance Committee will consider recommendations for candidates for the Board of Directors received from its stockholders. Any stockholder wishing to recommend a candidate for consideration by the Nominating and Governance Committee should submit the recommendation in writing to the Nominating and Governance Committee, care of the Company’s Corporate Secretary and must include: (i) the name of the stockholder making the recommendation; (ii) the recommended candidate’s name and a brief resume setting forth the recommended candidate’s business and educational background and qualifications for service; (iii) a summary of the recommended candidate’s qualifications for membership on the Board; (iv) the number of shares of the Company’s common stock owned beneficially or of record by both the stockholder making the recommendation and the recommended candidate; and (v) a notarized consent signed by the recommended candidate stating the recommended candidate’s willingness to be nominated and to serve if elected. The Nominating and Governance Committee may request additional information from the stockholder making the recommendation and/or the recommended candidate. The Nominating and Governance Committee will evaluate candidates recommended by stockholders using the same process and criteria that are used in evaluating candidates through the normal process of the Nominating and Governance Committee, with the additional consideration described above.

In accordance with DRC’s Amended and Restated Bylaws, any stockholder entitled to vote for the election of directors at an Annual Meeting may nominate persons for election as directors. For the 2012 Annual Meeting, a stockholder may nominate persons for election as directors only if the Secretary of DRC receives written notice of any such nominations no earlier than January 11, 2012, and no later than February 10, 2012. Any stockholder notice of intention to nominate a director shall include all of the information required by DRC Bylaws, including:

•	the name and address of the stockholder (and the beneficial owner on whose behalf the nomination is made, if any);

•	the class and number of shares of DRC that are beneficially owned by the stockholder (and any such beneficial owner), as of the dates and along with the additional related information set forth in the DRC bylaws;

•	the name of the person nominated by the stockholder;

•	all other information regarding such nominee as would be required in a proxy statement filed pursuant to applicable rules promulgated by the SEC or otherwise required by Regulation 14A of the Exchange Act; and

•	the written consent of the nominee to being named in the proxy statement and to serve as a director if elected; and

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to propose such nomination.

Compensation Committee

Our Compensation Committee currently consists of Louis A. Raspino, who serves as Chairman, Rita V. Foley and Joseph C. Winkler III. The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to DRC and its subsidiaries’ compensation programs including the compensation of key employees and executives. The Compensation Committee’s authorities and responsibilities include: (1) monitoring governance standards, rule changes, the impact of new legislation and related practices and suggesting changes to the Committee’s charter to the Board; (2) forming and delegating specific responsibilities on a project or issue basis to a sub-committee or other authorized individual; (3) conducting an annual performance self-evaluation; (4) selecting, retaining, and terminating an independent compensation consulting firm to assist in the evaluation of CEO or executive officer compensation; (5) periodically establishing and reviewing the overall compensation philosophy of the Company, (6) recommending for approval by the independent directors of the full Board the goals and objectives relevant to CEO compensation, including annual performance objectives, and the CEO’s compensation; (7) for other executive officers, reviewing the goals and objectives relevant to their underlying compensation programs and the relative benchmarks and benchmarking process used to establish the awards and reviewing and approving the CEO’s annual recommendations for compensation; (8) preparing and providing the Compensation Committee report on executive compensation in the annual proxy statement and reviewing and participating in the development of the narratives and tables to be included in the Compensation Discussion and Analysis in the annual proxy statement; (9) reviewing, at least annually, the Company’s compensation policies and practices of compensating its employees, including non-executive officers, as they relate to the Company’s risk management practices and risk-taking initiatives, and determining whether such policies and practices create risks that are reasonably likely to have a material adverse effect on the Company; (10) reviewing, at least annually, management’s recommendations for the Company’s annual incentive plan, its competitiveness and financial implications of funding and payouts, including associated award criteria; (11) reviewing and approving all executive perquisite programs, if any; (12) monitoring the Company’s long-term incentive programs; (13) reviewing and approving all employment and compensation agreements and contracts for executive officers; (14) reviewing and approving change-in-control protection offered by the Company to its employees; and (15) providing recommendations to the Board on such programs that are subject to Board approval. The Compensation Committee has adopted a written charter, a copy of which may be obtained as described above.

More information describing the Committee’s processes and procedures for considering and determining executive compensation, including the role of consultants in determining or recommending the amount or form of director and executive compensation is included in the Compensation Discussion and Analysis.

As discussed above, the Board has concluded that Ms. Foley and Messrs. Raspino and Winkler are independent.

Potential Conflicts of Interests of Compensation Consultants

The Compensation Committee retained Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), to assist the Compensation Committee with its responsibilities related to the Company’s executive and Board of Directors compensation programs. Mercer’s fees for executive compensation consulting to the Compensation Committee in 2010 were $268,595.

Mercer provided analysis/perspectives to the Board or Compensation Committee of the Board on the following items in 2010 related to Dresser-Rand’s executive compensation programs: dilution and overhang levels vs. peers, analysis of stockholder value transfer vs. peers, change in control severance analysis, perspectives and details on performance-based equity programs, typical long-term incentive vehicle prevalence and weighting, peer group evaluation, updates on regulatory environment, analysis of equity-related retirement provisions, incentive plan analysis, review of incentive compensation targets and payouts over the past three years, and review of executive compensation.

Management recommended and the Compensation Committee approved the continued engagement with Mercer and its MMC affiliates to provide other services unrelated to executive compensation, which have been approved by the Compensation Committee. Mercer and its MMC affiliates had provided these types of services to the Company prior to the Compensation Committee selecting Mercer as its independent consultant. The aggregate fees paid for these other services were $174,053 (all figures converted to U.S. Dollars as of December 31, 2010). These fees were primarily to purchase a variety of U.S. and international compensation surveys, U.S. insurance premium administration and benefits brokerage services in Norway and Malaysia.

Although the Company retains Mercer and its MMC affiliates for other services, the Compensation Committee is confident that the advice it receives from the individual executive compensation consultant is objective and not influenced by Mercer’s or its affiliates’ relationships with the Company because of the procedures Mercer and the Compensation Committee have in place. These include:

•	The consultant receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

•	The consultant is not responsible for selling other Mercer or affiliate services to the Company;

•	Mercer’s professional standards prohibit the individual consultant from considering any other relationships Mercer or any of its affiliates may have with the Company in rendering his or her advice and recommendations;

•	The Compensation Committee has the sole authority to retain and terminate the executive compensation consultant;

•	The consultant has direct access to the Compensation Committee without management intervention;

•	The Compensation Committee evaluates the quality and objectivity of the services provided by the consultant each year and determines whether to continue to retain the consultant; and

•	The protocols for the engagement (described below) limit how the consultant may interact with management.

While it is necessary for the consultant to interact with management to gather information, the Compensation Committee has adopted protocols governing if and when the consultant’s advice and recommendations can be shared with management. These protocols are included in the consultant’s engagement letter. This approach protects the Compensation Committee’s ability to receive objective advice from the consultant so that the Compensation Committee may make independent decisions about executive pay at the Company. The Compensation Committee has also directed that the Company is not to engage Mercer for any consulting compensation advice other than that which is provided to the Compensation Committee to facilitate decisions regarding executive compensation.

Diversity

The Company believes that a diverse board has benefits that can enhance the performance of the Company. The Nominating and Governance Committee charter provides that the Nominating and Governance Committee is responsible for establishing criteria for the selection of new directors to serve on the Board, including any policies regarding the consideration of director candidates recommended by stockholders. The charter provides that the Committee will identify, screen and recommend nominees to the Board based on an assessment of each nominee’s particular experience, qualifications, attributes or skills and potential to contribute to diversity. As described above, the Committee reviews and assesses its performance and the adequacy of its charter annually. The Corporate Governance Guidelines emphasize that, as noted above, collectively Board members will bring to the Company a broad range of complementary and diverse skills, expertise, industry and regulatory knowledge, and diversity of perspectives in order to build a capable, responsive, and effective Board.

Mandatory Retirement Age

The Board of Directors adopted a policy that no director shall be nominated for election or re-election to the Board after reaching the age of 72.

Board Resignation

The Board of Directors adopted a policy that prior to any change of a director’s employment during his or her tenure as a director, that director shall offer to tender his or her resignation for consideration by the Board of Directors. After proper evaluation, the Board shall advise the director of its decision whether to accept the offer.

Succession Planning

The Board plans for succession to the position of Chief Executive Officer as well as certain other senior management positions. To assist the Board, the Chief Executive Officer annually provides the Board with an assessment of senior managers and of their potential to succeed him. He also provides the Board with an assessment of persons considered potential successors to certain senior management positions. The Board meets annually to evaluate such succession and to oversee the Company’s management development process. Also, during 2009, the Nominating and Governance Committee adopted a procedure to facilitate communication and outline a process in the event our Chief Executive Officer is unable to perform his duties due to unforeseen circumstances.

Risk Management Oversight and Board Leadership Structure

Our full Board oversees our executive officers’ identification and management of risks of the Company, with the Audit, Compensation, and Nominating and Governance Committees overseeing risks in accordance with each Committee’s charter. The Board’s oversight is fostered by the leadership structure of the Board, as the Chairman of the Board and each Committee chairperson are independent directors.

Mr. Macaulay has served as our Chairman of the Board since October 2004, including during the period in which an affiliate of FRC Founders Corporation, formerly named First Reserve Corporation, the company for which he also serves as Chairman, Chief Executive Officer and a Managing Director, had a controlling interest in the Company. Correspondingly, Mr. Volpe has served as President and Chief Executive Officer since October 2004 and, prior to that, in various capacities within Dresser-Rand since 1981.

These roles have been split historically based on the talents, experience and contributions that each of the two leaders provide to the organization and based on the Board’s then and current opinion that the separate contributions are of value to the Company.

The Board sets an appropriate “tone at the top” with a commitment to maximizing stockholder returns while maintaining the highest standards of business ethics, governance and integrity. The Board reviews and provides guidance to our management in developing our long range plans and annual operating plans as well as individual objectives of our executive officers. The Board has promoted the formation of our Enterprise Risk Council, chaired by the Chief Executive Officer and facilitated by the Director of Global Risk Management. The Council’s membership is comprised of senior managers from across all functions of the Company. In concert with the Company’s annual assessment of its strengths, weaknesses, opportunities and threats, the long range plan and the annual operating plan, the Council identifies and assesses the Company’s risks, including strategic, operational, financial reporting and compliance risks. The Council is responsible for mitigating such risks and monitoring the Company’s progress. Its findings are communicated to the Board quarterly.

Risk Assessment of Compensation Programs

On February 12, 2010, the Board approved changes to the Charter of the Compensation Committee directing it to review, at least annually, the Company’s policies and practices of compensating its employees, including non-executive officers, as they relate to the Company’s risk management practices and risk-taking initiatives and to determine whether such policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. The Committee successfully completed this review on March 11, 2011. During this review, the Committee concluded that any risks arising from the Company’s compensation policies and practices for its employees were not reasonably likely to have a material adverse effect on the Company.

Code of Conduct

DRC has a Code of Conduct that applies to all employees, executive officers and Directors of DRC. The Code of Conduct is posted on DRC’s website, www.dresser-rand.com, and is available in print upon written request by any stockholder at no cost. The request should be submitted to DRC, c/o Mark F. Mai, West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas, 77042. Any waiver of any provision of the Code of Conduct granted to an executive officer or Director may only be made by the Board or a Committee of the Board authorized to do so and will be promptly disclosed on DRC’s website at www.dresser-rand.com or in a report on Form 8-K.

Merger/Business Combinations

The Company does not require a super-majority vote to approve mergers/business combinations pursuant to the Company’s Amended and Restated Bylaws.

Communications with the Board

Stockholders and other parties may communicate with one or more members of the Board, the Chairman of the Board, or the non-management Directors as a group by the following means:

E-Mail: mmai@dresser-rand.com
Mail:  Board of Directors

Attn:	Corporate Secretary
West8 Tower, Suite 1000
10205 Westheimer Road
Houston, TX 77042

Stockholders and other parties should clearly specify in each communication the name of the individual Director or group of Directors to whom the communication is addressed. Stockholder and other party communications will be promptly forwarded by the Secretary of DRC to the specified Director addressee. Communications addressed to the full Board of Directors or the group of non-management directors will be forwarded by the Secretary of DRC to the Chairman of the Board. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee.

EXECUTIVE OFFICERS

The following table sets forth the names and positions of our current executive officers and their age as of March 16, 2011:

Name	Age	Office or Position Held

Vincent R. Volpe Jr.	53	President and Chief Executive Officer
Mark E. Baldwin	57	Executive Vice President and Chief Financial Officer
Raymond L. Carney Jr.	43	Vice President, Controller and Chief Accounting Officer
Nicoletta Giadrossi	44	Vice President and General Manager, Europe, Middle East and Africa
Mark F. Mai	50	Vice President, General Counsel and Secretary
Luciano Mozzato	53	Executive Vice President, Services Worldwide
Jesus Pacheco	53	Executive Vice President, New Equipment Worldwide
Christopher Rossi	46	Vice President, Technology and Business Development
Jerome T. Walker	47	Vice President and General Manager, Americas and Asia Pacific

Vincent R. Volpe Jr. is our President and Chief Executive Officer and has served as a member of our Board of Directors since October 2004. Mr. Volpe has been with Dresser-Rand Group Inc., its affiliates and predecessor companies to the business since 1981. He has held positions in Engineering, Marketing and Operations residing and working in various countries, including: Applications Engineer in Caracas, Venezuela; Vice President Dresser-Rand Japan in Tokyo, Japan; Vice President Marketing and Engineering Steam and Turbo Products in Olean, New York; Executive Vice President European Operations in Le Havre, France; and President Dresser-Rand Europe in London, U.K. In January 1997, Mr. Volpe became President of Dresser-Rand Company’s Turbo Product Division, a position he held until September 2000. In April 1999, he assumed the additional role of Chief Operating Officer for Dresser-Rand Company, responsible for worldwide manufacturing, technology and supply chain management, serving in that position until September 2000. Mr. Volpe became President and Chief Executive Officer of Dresser-Rand Company in September 2000. He has served as an independent director of FMC Corporation since 2007. Mr. Volpe earned a B.S. in Mechanical Engineering and a B.A. in German literature, both from Lehigh University.

Mark E. Baldwin has been our Executive Vice President and Chief Financial Officer since August 2007. Prior to joining the Company, he served as the Executive Vice President, Chief Financial Officer, and Treasurer of Veritas DGC Inc., a public energy service company from August 2004 until February 2007. From April 2003 to July 2004 he was an Operating Partner at First Reserve Corporation. Mr. Baldwin served as the Executive Vice President and Chief Financial Officer for NexitraOne, LLC, a voice and data products distribution company, from October 2001 to August 2002. Other previous experience includes four years as Chairman and Chief Executive Officer for Pentacon Inc. and 17 years with Keystone International Inc. in a variety of finance and operations positions, including Treasurer, Chief Financial Officer, and President of the Industrial Valves and Controls Group. On May 23, 2002, thirteen months after Mr. Baldwin’s departure from Pentacon, Pentacon and its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Texas. In its last Form 10-Q filed on August 14, 2002, Pentacon cited the downturn in its business, a substantial portion of which involved sales to the aerospace industry, since the September 11, 2001 terrorist attacks in New York and Washington D.C., combined with the decrease in credit availability as reasons for it seeking the protection of the federal bankruptcy laws. Mr. Baldwin served as an independent director of Seahawk Drilling, Inc. from August 2009 to February 2011. On February 11, 2011, Seahawk announced that substantially all of its assets would be sold to Hercules Offshore, Inc., such sale being implemented through a Chapter 11 bankruptcy filing, citing heavy losses due to the slow issuance of shallow water drilling permits in the U.S. Gulf of Mexico following the Macondo well blowout and other factors. Mr. Baldwin has a B.S. in Mechanical Engineering from Duke University and an MBA from Tulane University.

Raymond L. Carney Jr. joined Dresser-Rand in August 2008 as Corporate Controller and was elected to the position of Vice President, Controller and Chief Accounting Officer in November 2008. Prior to joining the Company, Mr. Carney worked for Alcoa, Inc., an aluminum producer, between 2002 to 2008, where he was Group Controller from 2006 to 2008 for a $10 billion global division with 27 plants around the world and headquartered in New York City and previously served as Manager of Financial Transactions and Policy. Prior to his time with Alcoa, he spent 13 years with Ernst & Young, a big four public accounting firm, in their Pittsburgh office serving a variety of clients including several that were publicly owned. Mr. Carney is a Certified Public Accountant (CPA) with a BS from Penn State University.

Nicoletta Giadrossi has been our Vice President and General Manager, Europe, Middle East and Africa since January 2009. In this leadership position, Ms. Giadrossi is responsible for our production operations in France, United Kingdom, Germany and Norway and for all new equipment and aftermarket sales and support operations serving Eastern and Western Europe, Scandinavia, Middle East, Africa, and Russia. Prior to joining the Company, she restructured and managed the divestiture of her family’s textile and real estate businesses in France between 2006 and 2008. From 2005 until 2006, she served as an operating partner of LBO France, a niche French private equity firm. Before that she held several leadership roles in General Electric between 1995 and 2005, the most recent one being General Manager, Downstream division. Within General Electric, Ms. Giadrossi also oversaw several business units in the GE Equipment Management division, as a Chief Operating Officer for GE European Equipment Management, and as General Manager for GE Fleet Services, Italy. Ms Giadrossi also had experience in strategic management consulting with the Boston Consulting Group early in her career. Ms Giadrossi earned a

Bachelor Degree in Mathematics and Economics from Yale University, and a Master of Business Administration from Harvard Business School.

Mark F. Mai has been our Vice President, General Counsel and Secretary since October 2007. He has also been acting as our Vice President, Human Resources since October 2010. Prior to October 2007, Mr. Mai held various positions at Cooper Industries, an international manufacturing company, between 1991 and 2000 and 2003 and 2007. As Cooper’s Associate General Counsel, Corporate, from 2003 until 2007, Mr. Mai led a team that handled the legal needs of Cooper’s business operations and its mergers and acquisitions. As Cooper’s Associate General Counsel, Litigation from 1999 to 2000, he managed Cooper’s global litigation issues. From 2000 to 2003, Mr. Mai was a partner at the law firm of Thompson & Knight LLP, heading up the Corporate and Securities practice for its Austin, Texas office. He began his professional career in 1986 as an associate of Baker, Brown, Sharman & Parker, which later merged into Thompson & Knight LLP. Mr. Mai earned a B.B.A. with a concentration in finance from the University of Notre Dame and a J.D. from the University of Texas.

Luciano Mozzato has been our Executive Vice President, Services Worldwide, responsible for all Product Services including Field Operations since January 2009. Mr. Mozzato has held a variety of leadership positions in sales, operations, and the aftermarket business within United Technology’s Otis Elevator division, the world’s largest company in the manufacture, installation and service of elevators, escalators and moving walkways, including from 2004 until 2008 as Vice President and General Manager of their Latin America business and Vice President and General Manager of their Italian subsidiary. In addition, Mr. Mozzato served as the Vice President of Global Supply Chain and Logistics Worldwide from 2000 until 2004. Prior to that he served in United Technology’s Italian subsidiary as Product Director, Director of Engineering, and Field Service Manager. He started his career as a mechanic and earned a diploma in electronic engineering from the ITI Institute in Italy. Mr. Mozzato also holds a Bachelor of Science in Mechanical Engineering from Hartford University in the U.S.

Jesus M. Pacheco was appointed Executive Vice President, New Equipment Worldwide in June 2007. He is responsible for all company new equipment sales and client services worldwide. Mr. Pacheco has been with Dresser-Rand Group Inc., its affiliates and predecessor companies to the business since 1990. He has held various leadership positions in Application Engineering, Extended Scope and Marketing for Dresser-Rand Company, including responsibilities as Regional Director for the former Soviet Union, based in London, UK, and Marketing Manager for the European Served Area (Europe, Africa and the Middle East) based at our manufacturing facility in Le Havre, France. From January 1999 to August 2000, Mr. Pacheco served as Vice President, Client Services for the Latin America Region. He assumed Client Services responsibilities for the Americas Region in August 2000, expanding them to include the European Served Area in July 2006. Mr. Pacheco has over 28 years of experience in the global energy industry, including 8 years with a major oil and gas operator in Venezuela, working with compressors, turbines and compression facilities for process, oil and gas applications. Mr. Pacheco earned a BSE in Mechanical Engineering and a BS in Economics from the University of Michigan at Ann Arbor.

Christopher Rossi has served as our Vice President, Technology and Business Development since January 2009. Mr. Rossi has been with Dresser-Rand Group Inc., its affiliates and predecessor companies to the business since 1987. He has held various leadership positions within Dresser-Rand in the areas of Engineering, Production, Materials Management, and Supply Chain Management. From February 2007 until December 2008, Mr. Rossi was our Executive Vice President, Product Services. In that role, he had worldwide responsibility for sales of our aftermarket parts and services business. Prior to that, he had been our Vice President and General Manager, North American Operations since October 2003, and was responsible for all U.S. plants, and worldwide development engineering. Mr. Rossi served as Vice President and General Manager Painted Post Operation from February 2001 to October 2003 and as Vice President, Supply Chain Management Worldwide from March 1998 to January 2001. Mr. Rossi earned a B.S.M.E. from Virginia Tech and an M.B.A. in Corporate Finance and Operations Management from the University of Rochester’s Simon School of Business.

Jerome T. Walker has been our Vice President and General Manager, Americas and Asia Pacific since January 2009. He served as General Manager, Olean from September until December 2008. Prior to joining Dresser-Rand, Mr. Walker held various senior leadership roles at Honeywell International, a diversified technology and manufacturing company, between 1993 and 2008. His most recent position was Vice President of Global Operations from 2005 to 2008 where he led all aspects of Manufacturing, Supply Chain and Project Operations for Honeywell’s global industrial automation and control business. Prior to that, he led Honeywell’s Europe, Middle East and Africa industrial business unit for three years as Vice President and General Manager, based in Brussels, Belgium. He also served as Vice President of Sales, Vice President of Business Development and Director of Marketing at Honeywell. He started his career in operations at the BP (formerly Amoco) Whiting Refinery outside Chicago and also worked in Product Marketing at Emerson Electric. Mr. Walker has a BS in Chemical Engineering from The University of Notre Dame and an MBA from Northwestern University Kellogg Graduate School of Management.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We believe executive compensation has a direct impact on the Company’s business performance, and therefore on stockholder value. Our goal is to design and implement an executive compensation program that maximizes value to stockholders over the long term. We also believe an effective program should reinforce the Company’s corporate objectives in simple and easy to understand ways and be flexible enough to remain effective in each of the global employment markets in which the Company operates. To that end, the Compensation Committee, working with the Company’s human resources compensation team and outside advisors, has designed a program to:

•	align the Company’s leadership’s financial interest with its stockholders;

•	promote consistent and long-term growth and stability;

•	attract and retain talented executive officers;

•	reward individuals for overall Company, functional and business unit results; and

•	recognize individual responsibility, leadership, performance, potential, skills, knowledge and impact.

In this section, we discuss and analyze compensation policies and decisions with respect to the material elements of compensation for each of the Company’s named executive officers (“NEOs”) in 2010 in light of our goals and objectives. For 2010 these named executive officers were as follows:

•	Vincent R. Volpe Jr., President and Chief Executive Officer

•	Mark E. Baldwin, Executive Vice President and Chief Financial Officer

•	Mark F. Mai, Vice President, General Counsel and Secretary

•	Christopher Rossi, Vice President, Technology and Business Development

•	Jerome T. Walker, Vice President and General Manager, Americas and Asia-Pacific

Summary of Compensation Philosophy, Practices and 2010 Decisions

In order to support the guiding principles outlined above, the Company’s executive compensation program has been designed as follows:

•	Basing a significant portion of the compensation of executives on performance of the Company and the executive’s functional or business unit; for the CEO and CFO, at least 75% of their combined base salary, target annual incentive and target long-term incentive (“Total Direct Compensation”) is variable and tied to performance, retention or a combination of both; for the remaining named executive officers, at least 60% of their total direct compensation is variable;

•	Promoting and rewarding actions that balance short-term strategies with long-term growth and stability through using a variety of financial and non-financial metrics (e.g., operating income, total shareholder return, safety);

•	Including recoupment features, which serve to support good corporate governance, in the Company’s incentive programs; and

•	Requiring named executive officers to own a substantial amount of Company stock.

Following an outstanding year in 2009 where the Company achieved records in many important categories, including sales, operating income, net income, earnings per share and worldwide safety performance, the Company recognized that 2010 would be challenging as it anticipated lower revenues driven by lower 2009 new unit bookings. However, we believed that Dresser-Rand was well positioned to weather this challenge through its flexible manufacturing model, strong leadership, and historically dependable aftermarket business.

The business environment was factored into all of our 2010 compensation decisions. Also factored into our decisions about the allocation of the Company’s program elements were continued interest to incentivize superior working capital performance and concerns over the challenges of anticipated, continued slower bookings in 2010. In light of these challenges, the Company made some modifications to its executive compensation program, including:

•	The CEO volunteered, and the Committee agreed, to no salary increase in 2010 for the CEO,

•	Base salary increases for the other executive officers were delayed from April to July 2010,

•	All executive officers were subject to a one-week base salary furlough in which the executive did not receive base salary and which also impacted (for the NEOs other than the CEO) non-qualified plan employer contributions, and

•	Annual incentive payouts were lower in 2010 as compared to 2009 for all NEOs except for Mr. Walker whose business unit improved performance between 2009 and 2010.

In addition to the above actions, the Compensation Committee also approved implementing another market-competitive, performance-based equity component in the 2010 Dresser-Rand long-term incentive program, replacing a portion of stock options. Prior to implementing this new program, the long-term incentive program consisted of 60% stock options and 40% time-based restricted stock. The new program consists of 30% stock options, 30% performance-based restricted stock units, and 40% time based restricted stock units. We believe that introducing the performance-based restricted stock units, which are based on relative total stockholder return, reinforces the alignment between the financial interests of our executives with those of our stockholders. Program details are outlined further in this discussion.

The following sections provide greater detail regarding each of the program elements of executive compensation.

Program Elements

Material elements of the executive compensation program for 2010 for named executive officers are listed below, together with the principal program objectives that we believe each element supports. Overall, the program elements added together are generally targeted between the 50th and 75th percentile of survey or peer group data (as applicable) based on the Company’s performance and the executive’s individual responsibility, leadership, performance, potential, skills, knowledge and impact.

Program Element	Purpose	Key Features

Base Salary	• foundation for a market competitive package to attract and retain key talent • recognizes individual responsibility, leadership, performance, potential, skills, knowledge and impact	• targeted at the 50th percentile but could be set generally within the range between the 25th and 75th percentile based on the factors noted above

Annual Cash Incentive Program	• rewards individuals for Company, functional, business unit and individual performance • reinforces goals and strategic initiatives of the Company	• targeted between the 50th and 75th percentile • 80% of award potential is tied to financial objectives at the overall Company and/or functional/ business unit levels
• 20% of award potential is tied to achievement of Individual Objectives, based on 4-5 key goals that the executive can significantly influence

Program Element	Purpose	Key Features

Long-Term Equity Incentive Program	• aligns leadership’s financial interests with stockholders	• targeted between the 50th and 75th percentile
	• facilitates achievement of stock ownership guidelines • significantly weighted to promote performance	• comprised of 30% stock options, 30% performance-based restricted stock units, and 40% time-based restricted stock units

Retirement and Severance Benefits	• necessary to attract and retain key talent	• retirement-related benefits designed to be market-competitive and comprised of qualified and non-qualified programs
• severance-related benefits designed to be market-competitive

Perquisites	• used in connection with programs outside the U.S. where it may be necessary to attract and retain key talent	• market-competitive and consistent with the International Assignment Guidelines (the “Guidelines”), generally made available to employees on international assignment

While each of the named executive officers receives healthcare and other benefits available to employees generally, we do not consider these to be a material part of annual compensation decisions for these officers.

How We Generally Make Compensation Decisions

The Company’s compensation goals and objectives drive our decision-making process. Decisions about individual levels of each compensation element begin with a thorough review of relevant market data. The market data provides the broadly defined boundaries which we take into account in making specific awards. The Committee evaluates numerous factors before arriving at each specific determination. The use of market data coupled with an effort to individualize decisions for each executive reflects a philosophy of providing market competitive compensation, while at the same time rewarding individual responsibility, leadership, performance, potential, skills, knowledge and impact on the Company.

In order to ensure objectivity in reviewing and analyzing market data and trends, the Compensation Committee engages an outside compensation consulting firm. In 2010, the Committee engaged Mercer (U.S.) Inc. as its expert compensation consulting firm (its “Advisor”), and a lead consultant from the Advisor participated in each Compensation Committee meeting held in 2010 in order to provide input on competitive compensation practices and advice on related matters.

•  First Step — Defining the Range with Market Data

Because we believe market data should play a fundamental role in informing our decisions about program design, compensation and performance targets, and individual awards, the Committee instructs its Advisor to conduct an annual market review of the value of the Company’s compensation program to its named executive officer positions and other top leadership positions to assess whether we are providing competitive compensation to the executives. Market data provides the basis for establishing targeted compensation levels for each of the named executive officers’ positions. However, when determining the actual compensation level for each named executive officer, their individual responsibility, leadership, performance, potential, skills, knowledge and impact are considered (with no particular goals or weighting assigned to these items).

•  Selection of Market Data

We consider two types of market data: peer group data and broader based survey data. In 2010, we utilized peer group data as the sole basis for determining market competitive compensation levels for the CEO and CFO positions because we believe there was significant comparability in terms of position and responsibility with the corresponding positions at the peer companies. However, we used broad based survey data for the remaining named executives to ensure an appropriate match between position and responsibility for these officers.

Peer Group Data.  Peer group data from publicly available proxy statements is collected. Based on data collected by its Advisor and our management team, the Compensation Committee determines which group of companies comprises the peer group based upon similarities in:

•	annual revenue;

•	business cycles;

•	types of investment risk;

•	product offerings and customer base; and

•	capitalization.

In the fourth quarter of 2009, the Compensation Committee reviewed the peer group with the objective of ensuring continued alignment between the attributes of the peer group companies with the Company’s stated objectives and made no changes to the group for 2010. We believe that this group represents the types of companies with which Dresser-Rand competes for executive talent. At the time of the peer group review, the Company’s annual revenues and overall market value were between the 50th and 75th percentiles, in comparison to its peer group, as illustrated below:

	Annual Revenues*		Market Value*
	50th	75th	50th	75th

Peer Group	$1,998	$3,502	$1,748	$3,770
Dresser-Rand	$2,195
			$2,613

*	In millions; Market Value as of 10-07-2009 as part of executive compensation market review in the November 2009 Committee meeting

For 2010, the list of 16 peer companies consisted of:

BJ Services Company	Global Industries	Oil States International, Inc.
Cameron International Corporation	Helix Energy Solutions Group, Inc.	RPC, Inc.
Exterran Holdings, Inc.	IDEX Corporation	Superior Energy Services, Inc.
Flowserve Corporation	NATCO Group, Inc.	TETRA Technologies, Inc.
FMC Technologies, Inc.	Oceaneering International, Inc.	Wilbros Group, Inc.
Gardner Denver, Inc.

Survey Data.  The Advisor has an extensive database of executive compensation data that it regularly collects and analyzes. Its surveys incorporate data from a broad range of public and private companies. Together with the Advisor, the human resources compensation team identifies key job responsibilities for each named executive officer and then matches the job responsibilities to comparable job descriptions contained within the Advisor’s executive compensation survey sources for positions other than CEO and CFO.

•  Use of Market Data in Decision-Making for 2010

We use market data to provide a starting point for our evaluation of compensation levels for base salary, total cash compensation (base plus actual annual cash incentives), short-term incentive targets as a percentage of base salary and long-term incentives. For each of these elements of compensation, we identify position-comparable 25th, 50th (median), and 75th percentiles. These data points help set a general range of compensation levels for the named executive officers and meet our positioning objectives. For each element, the target level of compensation awarded is generally within the 50th to 75th percentile range. However, where the actual level of compensation falls in relation to these end points is a function of several subjective factors, which are discussed below. We used peer group data to determine the values for the CEO and CFO roles. For our other named executive officers, however, we found position responsibilities to be significantly less comparable in the peer group and therefore we relied upon broad based survey data. With respect to the CEO, his base salary in comparison to the peer group was above the 75th percentile based on a number of factors, including his significant experience in the position, his outstanding leadership of the Company since its initial public offering, and changes in the base salary levels of the CEOs in the peer group, where base salaries at the 75th percentile declined from the prior year.

At least annually we compare the total compensation packages of the named executive officers to market in order to proactively identify any variations that may be developing and to help ensure that the total compensation mix continues to meet our objectives. For 2010, the results of our CEO and CFO compensation review (conducted using proxy data on peers) concluded that the mix of total compensation elements (at target) and their relative weights (see Figure 1) remain market competitive.

Figure 1

The following charts depict peer group allocation of the targeted total compensation (base salary, short-term incentive at target (“STI”) and long-term incentive (“LTI”)) for the CEO and CFO positions. This analysis indicates that the Company’s compensation mix remains in line with current market practice.

•  Second Step — Evaluating Individual Circumstances

To determine the appropriate use of the market data, we consider several person-specific factors. The CEO subjectively evaluates whether the responsibility, leadership, performance, potential, skills, knowledge and impact of each executive justifies special consideration in establishing the compensation awarded, and makes applicable recommendations to the Compensation Committee. The Compensation Committee considers the same factors with respect to the CEO and makes any applicable recommendations to the independent directors of the Board.

•  Third Step — Finalizing the Decision

The independent directors of the Board evaluate the Compensation Committee’s recommendations with respect to the CEO’s compensation, including the Compensation Committee’s rationale for where particular elements fall within the market data, and for any exercise of discretion in the recommendation, and have the final authority to approve, disapprove or make changes to compensation recommendations for the CEO. For 2010, the independent directors of the Board unanimously approved all of the Compensation Committee’s recommendations for the CEO.

The Compensation Committee makes a similar judgment about the CEO’s recommendations regarding the other named executives. For 2010, following a discussion with the Company’s management and the Advisor, the Committee, after providing input which the CEO took into account, approved the CEO’s recommendations.

The results of our final compensation decisions for 2010 reflect the decision process described above. After taking into consideration the effect of individual circumstances for each position, actual 2010 base pay and cash incentive targets established in 2010 for the named executive officers fell between the 50th percentile and 75th percentile of the market compensation data.

2010 Compensation Decisions

Adjusting Base Salaries

As described earlier, base salaries for our NEOs, other than the CEO, who received no increase, were delayed several months and increased only moderately to ensure alignment with the desired target market position. Messrs. Baldwin and Mai were awarded a 2.5% increase in base salary. Mr. Rossi received a 3.5% increase, and Mr. Walker received a 3.0% increase in base salary.

Annual Incentive Program

In structuring the annual incentive awards for 2010, the Compensation Committee reviewed incentive target levels (expressed as a percentage of base salary) for each named executive officer relative to market data. After evaluating the market data for each named executive officer with its Advisor, the Compensation Committee determined that no adjustment to the target incentive levels for the CEO or other named executive officers was warranted.

The Compensation Committee also sets the objectives of the Annual Incentive Program (“AIP”) to ensure that the program continues to align management’s financial interests with those of stockholders, and to reward individual performance with respect to key initiatives and goals of the Company. The independent directors of the Board approved the objectives, compensation and performance targets recommended by the Compensation Committee for the CEO. All of the named executive officers are eligible for a non-equity annual incentive award.

•  Program Design

After reviewing the market data pertaining to maximum payout opportunities for the AIP, the Committee determined that the current maximum total payout opportunity of 200% of target continued to be at the median market practice. The financial performance aspect of the program, which accounted for 80% of the program’s payout potential, remained consistent with the 2009 plan.

Individual objectives account for the remaining 20% of the 2010 program’s payment potential. The CEO had four individual objectives approved by the Board and all other named executive officers had four to five individual objectives. Individual objectives are intended to be within the control of, or significantly impacted by, the individual and support specific initiatives or goals that are approved or reviewed by the Board or Compensation Committee, as applicable.

The maximum payout that can be generated for each incentive component (financial and individual) is 250% of target. However, while each component may generate a payout up to 250%, the overall maximum payout that can be earned is capped at 200% of target.

•  Program Objectives

The Compensation Committee reviewed the financial and individual objectives for the other named executive officers based on the CEO’s recommendations, and recommended to the independent directors of the Board the financial and individual objectives for the CEO. For 2010, financial objectives accounted for 80% of the award potential and were tied to financial results of operations of either the Company as a whole or a combination of overall Company and business unit results in the case of Mr. Walker. In reviewing the threshold, target and maximum values of each financial objective, the Committee considered the following:

•	the aggregate cost of payments under various performance scenarios (threshold, target, maximum); and

•	the analysis of the level of difficulty in achieving the program’s financial objectives.

Individual objectives accounted for 20% of the award potential. The Compensation Committee assessed the performance of the CEO against pre-established objectives at the end of the year and made payout recommendations to the independent directors of the Board. The Compensation Committee also reviewed the individual objectives Mr. Volpe recommended for his direct reports.

Financial Objectives.  For 2010, the Compensation Committee determined that the corporate financial measures would consist of operating income and net working capital (“NWC”) as a percentage of sales. Operating income was weighted at 75% and NWC at 25% of the financial component. To incentivize performance within his business unit, Mr. Walker’s plan had specific financial measures related to his business unit in addition to the corporate financial measures. In Mr. Walker’s plan, 45% was tied to overall Company operating income and NWC consistent with the corporate allocation, 35% was tied to his business unit operating income and NWC, and 20% was tied to individual objectives.

The Company defines “operating income” in the same way that it is presented in its quarterly and annual filings under U.S. Generally Accepted Accounting Principles (“GAAP”). This objective is measured on a year-to-date basis each quarter with each cumulative quarterly result carrying equal weight in the calculation of the operating income component.

The Company defines “net working capital” as the net of:

•	accounts receivable, less allowances for losses;

•	inventories, net;

•	prepaid expenses;

•	accounts payable and accruals; and

•	customer advance payments.

When calculating average NWC, NWC was summed at the end of each of the 12 calendar months and divided by 12. This result was then divided by the 2010 annual consolidated sales to determine the NWC to sales ratio.

The Compensation Committee approved these financial measures because it believes maximizing operating income and minimizing NWC as a percentage of sales are direct contributors to increasing stockholder value, consistent with the Company’s strategic initiatives.

Operating Income.  For the operating income metric the threshold for payout begins at 80.1% of the performance target, the maximum being available at 115% of the performance target, and 100% being available for 100% of the performance target.

The operating income financial objective was set as a series of four, cumulative, year-to-date performance targets at the three, six, nine and twelve month periods based on the Company’s Board-approved annual operating plan. Achieving planned operating income was expected to require a significant effort.

Figure 2

The following chart depicts the performance result relationship for the operating income financial objective. The line illustrates the higher payout levels associated with higher YTD operating income. For the operating income financial objective, the Committee varied the scale of the eligible payout over the range of potential achievements in a manner that results in larger incremental reductions in payout below the 90% achievement compared to the payout for performance between 90% and 100% achievement; and in larger incremental benefits in payout above 100%.

The operating income metric is divided into four targets that reflect cumulative, year-to-date performance based on the annual operating plan as explained above. The average of the four payout results is used to determine the operating income component result. This emphasis on cumulative results was implemented to focus the leadership team on achieving quarterly and year-to-date earnings targets and to facilitate risk management by not incenting risky business judgments to achieve annual results in the final quarter of the year. The corporate operating income performance targets and payout results for calculation of the 2010 Annual Incentive Program were:

	Cumulative Year to Date (YTD) Operating Income
		2nd Qtr	3rd Qtr	4th Qtr
Operating Income	1st Qtr	YTD	YTD	YTD	Average

Target Performance Level	$50.0MM	$90.0MM	$160.0MM	$280.0MM
Performance Achieved	$64.4MM	$127.3MM	$192.6MM	$262.5MM
% Performance Achieved (Actual YTD Operating Income Results Divided by Target)	128.9%	141.5%	120.4%	93.7%
% Payout Earned (as % of Target)	250.0%	250.0%	250.0%	87.4%	209.4%

NWC.  The target level for NWC was made more challenging for 2010 by moving the target to 4% from 6%. The Company believes the target level is considerably better than that of its peer group. The threshold for payout under the 2010 NWC objective began at two percentage points above target, 100% being available for 100% of the target and the maximum being available if the result was two percentage points below the target (see Figure 3).

The Company also believes that the target level of achievement is best in class compared to industry norms. The Company performed well in 2010, especially with respect to efforts to minimize the investment in net working capital. The Company’s strong focus on cash management, including receivables, progress payments, inventories, and payables, resulted in achieving NWC as a percent of sales of 3.6% based on a 12-point average, which generated a payment of 130% of the compensation target.

Figure 3

The following chart depicts the performance result relationships for the NWC financial objective. The line illustrates the lower payout levels associated with higher NWC as a percent of sales.

The corporate Net Working Capital performance target and payout results used for calculation of the 2010 Annual Incentive Program were:

Net Working Capital	Calculation Results

AIP Target:	4.0%

Actual Results:
NWC (12-Point Average)	$70.4 million
Annual Consolidated Sales	$1,953.6 million
Average NWC as a Percent of Sales	3.6%

% Payout Earned (as % of Target)	130%

In the second quarter of 2010, the Compensation Committee requested that its Advisor conduct a study to evaluate the Company’s 2007-2009 financial performance compared to its peers and to assess whether actual annual incentive payments have been disproportionate given relative financial performance, and in relation to the decision to have each annual incentive metric earn up to 250% of target (although total payment is capped at 200%) beginning in 2008. The Committee’s Advisor collected and analyzed data from peer company proxy statements and financial statements, including both target and actual incentive payment data for CEOs and the next four highest paid named executive officers (including the CFO). The Advisor’s analysis indicated that when comparing actual payout amounts as a percentage of the target incentive, the actual payout amounts for the named executive officers were slightly lower than what would be expected based on the Company’s financial performance when compared to its peers over this three-year period. The CEO’s bonus payouts, however, were on par with what would be expected based on the relative financial comparison over the three-year period.

2010 Individual Objectives.  For 2010, the Compensation Committee reviewed four to five individual objectives for each named executive officer (other than the CEO). The independent directors of the Board determined that the CEO would have four individual objectives. These objectives:

•	were established at the beginning of the performance period, although they may be impacted by changes in circumstances;

•	may be qualitative or quantitative in nature; and

•	may be weighted differently depending upon the level of challenge and impact of the objective and other factors associated with achieving each particular objective.

Consistent with the goal of recognizing individual responsibility, leadership, performance, potential, skills, knowledge and impact, the CEO submitted to the Compensation Committee his recommendations for individual objectives (and their associated weightings) for each of the named executive officers, including himself. These individual objectives reinforced the Company’s strategic objectives. The specific performance criteria were customized for each named executive officer in order to maximize achievement of the Company’s objectives.

In 2010 the individual objectives for the named executive officers were:

	Strategic Initiatives &	Operational
	Financial Objectives	Performance/	Governance, Compliance, Risk	Leadership & Talent
	(tied to 5-year plan)	Execution & Process Improvement	Management & Safety	Management

	• Continued growth through acquisition and organic means • Strategic financial objectives • Research and development initiatives	• Operational efficiencies and business unit performance • Administrative process improvement • Continued deployment of a global business information system	• Continued focus on compliance programs • Improvements in safety performance • Enterprise risk management	• Talent acquisition, management, development • Key talent retention and succession planning
Mr. Volpe	X	X	X	X
Mr. Baldwin	X		X	X
Mr. Mai	X	X	X
Mr. Rossi	X	X	X
Mr. Walker	X	X	X	X

In early 2011, the CEO evaluated the other named executive officers’ performance for these objectives using various qualitative and quantitative criteria for each, with a view to determining an overall achievement rating for the individual objectives. In setting the overall achievement rating, the CEO also considered each executive’s own self assessment of achievement, as well as his assessment of the difficulty the executive faced in achieving his objectives, including unforeseen factors that arose after the objectives were established. The Compensation Committee conducted a similar assessment with respect to the CEO’s performance toward his individual objectives, including reviewing the CEO’s self-assessment.

No single individual objective for a named executive officer was weighted at more than 5% of the total target incentive payout. Guidance for payout percentages for the individual objective component of the annual incentive calculation is based on performance achieved for each individual objective and the difficulty of achieving that objective. The difficulty assessment looks back at the obstacles that each named executive officer faced in meeting his individual objectives, which may be different (easier or harder) than what was expected when the objective was set. A rating of “somewhat difficult”, “difficult”, “more difficult”, or “very difficult” was then assigned to each individual objective. This difficulty assessment was then considered based on the performance result of each individual objective, which was rated as either “met some”, “met most”, “met all”, or “substantially exceeded”. The weighted average of each objective’s performance produced the overall individual objective result for each named executive officer.

Final Award Calculation.  The award for each named executive was determined by multiplying (a) the achievement rating for each objective, times (b) the weighting for such objective, times (c) the target award level (as a percentage of base salary), times (d) the base salary rate at December 31, 2010. No achievement rating could exceed 250%. The products for all the objectives were summed to arrive at the final award amount. If the final calculated award exceeded 200% of the executive’s target incentive level, the actual award granted was reduced to 200% of his or her target incentive level. For 2010, the final annual incentive award values for the CEO and each of the named executive officers averaged 158.2%. The following table summarizes the results of these calculations for 2010 for the named executive officers.

			Target	Financial		Individual
		Annual	as a % of	Objectives	Financial	Objectives	Individual		Total
	Base	Incentive	Base	Performance	Objectives	Performance	Objectives	Total	Award
	Salary	Target	Salary	Payout	Weight 80%	Payout	Weight 20%	Award	% of target

Vincent R. Volpe Jr.	$841,500	$841,500	100%	189.513%	$1,275,546	148.5%	$249,926	$1,525,800	181.3%
Mark E. Baldwin	$384,302	$288,227	75%	189.513%	$436,981	144.0%	$83,009	$520,000	180.4%
Mark F. Mai	$355,128	$177,564	50%	189.513%	$269,205	193.5%	$68,717	$338,000	190.4%
Christopher Rossi	$314,285	$157,143	50%	189.513%	$238,244	147.6%	$46,388	$284,700	181.2%
Jerome T. Walker	$307,661	$153,831	50%	195.622%	$240,742	157.5%	$48,457	$289,200	188.0%

Long-Term Incentives

In designing the 2010 long-term incentive program, the Compensation Committee approved several design changes, including:

•	the addition of performance-based restricted stock units as a component of equity awards provided to the named executive officers and other key executives, which were given in lieu of a portion of the stock option awards;

•	the awarding of restricted stock in units instead of restricted shares for the benefit of the Company and plan recipients;

•	restructuring the mix of long-term equity incentives for the named executive officers from 60% stock options and 40% time-based restricted stock to 30% performance-based restricted stock units, 30% stock options (or stock appreciation rights) and 40% time-based restricted stock units;

•	enhancing the competitive nature of the plan by changing award vesting, from 25% each year to one-third each year, on the anniversary date of the grant;

•	the addition of a retirement provision in the grant documents, which would allow for continued vesting of equity awards in the event of retirement, subject to a non-compete covenant. This new provision provides for an additional retention incentive as well as provides for the orderly transition of a planned retirement. Retirement is defined as attainment of age sixty-two and at least ten years of continuous service with the Company, or attainment of age sixty-five and at least five years of continuous service.

As mentioned above, the Committee approved implementing a market-competitive, performance-based equity component in the 2010 Dresser-Rand long-term incentive program. Key features of the program include:

•	Vesting of restricted stock units over a three-year period based on performance as follows:

-	Performance is measured on a cumulative basis after years 1, 2 and 3, respectively; and

-	The target award level at the end of each measurement period is one-third of the total units granted, so if target performance is achieved, one-third of the total units awarded will vest. If minimum performance is not achieved, then no units will vest, and up to 1.5 times the target award level can vest if performance exceeds target.

•	The performance measure to determine payout is based on the Company’s Total Stockholder Return (TSR) compared to the TSR of the Company’s TSR peer group, which is described in more detail below;

-	No payout will be earned in a performance period if the Company achieves less than the 25th percentile of the TSR for its peer group.

-	The maximum payout that can be earned in a performance period, or overall, is 1.5 times the target award level if TSR achievement is at least at the 75th percentile.

•	A new peer group was established for purposes of the performance-based restricted stock units, and is comprised of 13 companies the Committee believes serve similar end markets and would be viewed similarly to Dresser-Rand for the purpose of accessing the capital markets:

•	Baker Hughes Incorporated (BHI)

•	Cameron International Corporation (CAM)

•	Exterran Holdings, Inc. (EXH)

•	Flowserve Corp. (FLS)

•	FMC Technologies, Inc. (FTI)

•	Gardner Denver Inc. (GDI)

•	Global Industries Ltd. (GLBL)

•	Halliburton Company (HAL)

•	Idex Corporation (IEX)

•	National Oilwell Varco, Inc. (NOV)

•	Oceaneering International, Inc. (OII)

•	Schlumberger Limited (SLB)

•	Weatherford International Ltd. (WFT)

In addition to the program changes noted above, the Committee approved the following methodology for determining the number of grants:

1.	Time-based restricted stock units: the average closing price for the 30 calendar days prior to the grant date (which for the February 2010 grants was $30.66). This methodology provides for an averaging of the price used to determine the number of shares granted and reduces the impact of recent fluctuations in stock price on the date of grant.

2.	Performance-based restricted stock units: based on an estimated value, which for the March 2010 grants was $30.85, derived from a Monte Carlo valuation provided by a financial advisor, KPMG, Inc., and reviewed by the Advisor.

3.	Stock Options: based on an estimated option value using a Black-Scholes calculation, including a 30-day average stock price, derived by the Company’s accounting department and reviewed by Company’s independent registered public accountants. For the purpose of determining the number of grants made in February 2010, the estimated Black-Scholes value of $12.79 was used.

In determining the mix of these three types of equity grants, one of the Compensation Committee’s principal goals was to provide value to the executives for future growth in stockholder value and, thus, the combination of stock options (stock appreciation rights) and performance-based restricted stock units were weighted more heavily. The Compensation Committee included the element of time-based restricted stock units to encourage retention of executives and to provide a market competitive long-term incentive portfolio.

The stock option, performance-based restricted stock units, and time-based restricted stock unit grants attributable to 2010 for each named executive officer vest one-third on February 15 of each of the final three years following the grant date. The expiration date of such stock options occurs on the tenth anniversary of the grant date.

In determining long-term incentive awards, the Compensation Committee reviewed available market-based long-term incentive compensation data provided by its Advisor. After discussion with management and its Advisor, the Compensation Committee applied individual factors, including individual responsibility, leadership, performance, potential, skills, knowledge and impact, for each named executive officer to determine the 2010 grant value. The Compensation Committee approved the long-term incentive grants to the named executive officers (other than the CEO) based on the CEO’s recommendations. The independent directors of the Board approved the long-term incentive grant value of the CEO based on the Compensation Committee’s recommendations. Grant values for all named executive officers can be found in the section “Grants of Plan-Based Awards for 2010.”

In designing the long-term incentive program, the Compensation Committee considered the potential impact of shares granted in 2010 on the total number of shares outstanding. Specifically, prior to finalizing and implementing the long-term incentive program, the Compensation Committee reviewed the total equity awards outstanding (including estimated shares to be granted in 2010 to the executive leadership team and all other participants) as a percentage of total common shares outstanding. The Committee compared the result of this calculation (the “utilization rate”) to the utilization rates for peer companies listed on page 27. The Compensation Committee determined that the Company’s 2010 utilization rate was within an acceptable range, consistent with that of its peer group. This calculation and subsequent analysis were performed in order to compare the proposed annual share grants with both best practice guidelines set forth by independent governance organizations as well as with our peer companies.

The Compensation Committee continued its previously adopted practice of establishing fixed dates on which equity grants could occur in 2010. Five successive fixed dates of February 15, May 15, August 15, November 15, and December 30 were established for subsequent new hire or special grants.

Other Aspects of Executive Compensation

Stock Ownership Guidelines for Executive Officers

The Compensation Committee made changes to its existing stock ownership guidelines for 2010 by reducing the CEO’s multiple from 10 times to 5 times base salary based on market information provided by its Advisor. The Compensation Committee continues to believe that maintaining stock ownership guidelines is an important means of encouraging the executive officers to acquire and hold a significant ownership stake in the Company’s stock. Under these guidelines, executive officers, including the named executive officers, are expected to hold common stock having a value derived through applying a targeted multiple to the officer’s base salary.

The targeted multiples for 2010 varied among the executives depending upon their position and responsibilities. The stock ownership guidelines require a multiple of at least 5 times base salary for the CEO, a multiple of at least four times base salary for the CFO and a multiple of at least three times base salary for the other named executive officers. Each executive officer is expected to retain at least 50 percent of the shares acquired under awards granted under the long-term incentive program until achieving the ownership target (excluding any shares sold or forfeited to satisfy withholding obligations or to “net exercise” any option). For purposes of these guidelines, stock ownership includes shares over which the holder has direct or indirect ownership or control, including vested restricted stock, but does not include unvested restricted stock, stock options or unexercised stock options. Based on the December 31, 2010 stock price, the CEO exceeds the guidelines by owning stock valued at over 15 times his base salary. We expect the other named executive officers to meet the guidelines within five years of being appointed to an executive officer position. The Compensation Committee reviews each named executive officer’s progress toward achievement of targeted ownership on an annual basis.

Recoupment Provisions

Every participant in the AIP is obligated to reimburse the Company for all or such portion of any non-equity based incentive compensation paid after April 1, 2010, that would not have been provided but for such participant’s intentional misconduct (including knowingly creating a false document) that caused the material noncompliance of the Company with any financial reporting requirement under the securities laws requiring a restatement of the Company’s financial results. The Company conditioned any payment under the AIP to a participant on such participant’s express agreement to honor this obligation and the other terms and conditions of the AIP.

In addition, the long-term incentive program grants provide that if a participant’s employment is terminated for cause:

•	All stock options (and stock appreciation rights), whether or not then vested or exercisable, shall be immediately forfeited and cancelled as of the date of such termination; and

•	All restricted stock, both performance- and time-based, held by a grantee for which the restrictions have not lapsed shall be forfeited as of the date of such termination.

The Committee shall also determine whether a participant’s employment is a termination for cause and shall deem a participant’s termination of employment to be for cause if following the date the participant’s employment terminates, it determines that circumstances exist such that the participant’s employment could have been terminated for cause.

Retirement Benefits

The NEOs are eligible to participate in both a qualified retirement savings program and a non-qualified deferred compensation program, as described below:

•	Dresser-Rand Company Retirement Savings Plan (the “Qualified Retirement Savings Plan”), a tax-qualified, defined contribution plan with 401(k) and Roth features that provides non-matching and Company matching contributions on pre- and post-tax deferrals; and

•	Dresser-Rand Company Non-Qualified Retirement Plan (the “Non-Qualified Retirement Plan”), a non-tax-qualified defined contribution plan for a select group of management and highly compensated employees that provides Company-matching contributions on pre-tax deferrals of base salary and/or annual incentive payments expressed as a percentage of the base salary and/or incentive payment.

Mr. Volpe and Mr. Rossi have accrued benefits under a frozen qualified defined benefit pension plan. Mr. Volpe received a lump sum payment of $48,064 in January 2010 for accrued benefits under a frozen non-qualified defined plan that was terminated.

Employment Agreements and Arrangements

International Assignment Benefits

In 2010, Messrs. Volpe, Mai and Rossi were assigned to Paris, France in furtherance of the Company’s announced plans to open an additional headquarters office there. Neither Mr. Baldwin nor Mr. Walker were assigned to Paris. Messrs. Volpe, Mai and Rossi, and certain other officers, entered into international assignment agreements with Dresser-Rand International Inc., a subsidiary of the Company (the “International Assignment Agreements”). These agreements provided certain assignment-related benefits, in accordance with the Company’s International Assignment Guidelines (the “Guidelines”), which apply to international assignments for all employees.

All salaried employees participating in international assignments are eligible for assignment-related benefits in accordance with the Guidelines. One of the objectives of the Guidelines is to create a financially neutral impact to the assignee such that the assignee experiences neither a financial windfall or hardship due to the international assignment. This can include adjustments for cost of living differences, allowances for housing, transportation, cultural and language courses, schooling for dependent children, among others. Most of the assignment-related benefits are treated as cash compensation for the assignee. The named executive officers who relocated in 2010 received these benefits, and, as a result, their 2010 cash compensation will reflect an increase. Without these benefits, their 2010 total direct compensation would have decreased from 2009.

International assignment benefits are customary for expatriate assignments in the industry, and the Company’s relocation benefits afforded to the applicable NEOs were designed to assist them in relocating to Paris. The Committee approved the benefits after taking into account standard market practices. The International Assignment Agreements provide for standard benefits under the Guidelines, with the exception of the potential severance benefit discussed below.

Depending on each executive’s personal circumstances and in accordance with the Guidelines, the International Assignment Agreements generally provide the following benefits:

-	a package that includes standard outbound services, including a house hunting trip, tax preparation services, shipment of personal effects, language training assistance and temporary housing;

-	reimbursement of cost for schooling for dependent children (not including higher- or post-secondary education), an annual leave allowance and a company vehicle;

-	a lump sum relocation and resettlement allowance of $6,000;

-	an annually adjusted goods and services differential, which for the named executive officers ranged from approximately $2,800 to $3,350 per month paid net of taxes (the differential was determined in accordance with the Guidelines taking into account the number of dependants accompanying the assignee and using a historical cap of $138,000 as the effective gross income);

-	a monthly housing allowance of up to EUR8,000; and

-	a tax equalization benefit.

All relocating executives have Confidentiality, Non-Compete, Severance and Change of Control Agreements (the “Severance Agreement”) with the Company (the “Executive Officer Agreements”), other than the CEO who has an Employment Agreement. Because the Relocation Agreements are not intended to diminish any current rights, the International Assignment Agreements for the executives other than the CEO clarify that, if an executive elects not to be localized in France after 5 years and the Company cannot return him to a comparable position in the US, the executive will be terminated and receive certain benefits under the Severance Agreement, including a payment based on a multiple of the executive’s base salary as well as a payment equal to the executive’s annual target cash incentive. With respect to the named executive officers receiving Relocation Agreements, both Mr. Mai and Mr. Rossi would receive 1.5 times base salary at the time of such severance. Because the CEO has an Employment Agreement, he is not eligible for this benefit.

280(g) Excise Tax Assistance

On April 30, 2009, the Compensation Committee adopted a policy providing that, other than an agreement with the CEO that the Committee authorized in 2008 and an agreement that was at that time being negotiated with Mr. Baldwin, the Company’s Chief Financial Officer, the Company will no longer enter into any new or materially amended agreements with executive officers providing for excise tax gross-up provisions with respect to payments contingent upon a change in control. The negotiations with Mr. Baldwin concluded successfully in an agreement that did not include such an excise tax gross-up provision.

Vincent R. Volpe Jr.

On June 11, 2008, the Company entered into an amended and restated employment agreement with Vincent R. Volpe Jr., the Company’s President and Chief Executive Officer. Mr. Volpe’s term of employment expires on June 10, 2012, and will automatically renew for one additional year on June 11 of each following year unless the Company provides timely written notice to the contrary. The term will expire upon Mr. Volpe’s attainment of age 65 or his earlier termination under the agreement. Mr. Volpe’s annual base salary is to be no less than it was prior to June 11, 2008, and his total compensation will be reviewed by the Company’s Board at least once every 12 months. Annual non-equity incentive compensation will be determined by the Board in accordance with the terms and conditions of the Company’s AIP.

Under the agreement, Mr. Volpe is also entitled to benefits in accordance with the terms and conditions of the benefit plans and programs maintained by us for individuals in positions comparable to Mr. Volpe.

The employment agreement with Mr. Volpe also contains provisions relating to a covenant not to compete and post-employment compensation, which are described below under the heading “Potential Payments Upon Termination or Change in Control.”

Confidentiality, Non-Compete, Severance and Change in Control Agreements

To fulfill commitments made in attracting new leadership and to provide a widespread, market benefit for retention purposes for the other executive officers, with the approval of the Compensation Committee, the Company entered into severance / change in control agreements with each named executive officer and other key executives in 2009. Under the agreements, the executives are subject to customary confidentiality and non-compete and non-

solicitation obligations during, and for certain specified periods after, their employment by the Company. These agreements are described in detail below under the heading “Potential Payments Upon Termination or Change in Control.”

Other Considerations — The Corporate Tax Deduction on Compensation in Excess of $1 Million per Year

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits to $1 million the deductibility of compensation paid by a public company to any employee who on the last day of the year is the CEO, or one of the three other most highly compensated officers (excluding the CFO). A very important exemption from this requirement is provided for compensation qualifying as “performance-based compensation.”

The Compensation Committee considered the impact of this rule when developing and implementing the various elements of Dresser-Rand’s executive compensation program for 2010. We believe that it is important to preserve flexibility in administering compensation programs. Accordingly, Dresser-Rand has not adopted a policy that all compensation must qualify as deductible under Section 162(m), and amounts paid through the various elements of our compensation program may be determined to not qualify.

However, the Compensation Committee, where applicable, tries to maximize deductibility under Section 162(m) to the extent we believe that the action is not in conflict with the best interests of stockholders. To that end, the Committee began reviewing options with management and its Advisor in 2010 that could maximize tax deductibility where possible, without impeding the Committee’s ability to recognize the accomplishments of executives based on their performance. In March 2010, the Compensation Committee approved the establishment of a qualified Section 162(m) funding pool to maximize the tax deductibility to the Company for executives whose Section 162(m) compensation might otherwise exceed $1 million. The pool, which was established based on 2010 financial results, creates performance conditions to fund the annual incentives accrued in 2010 (but paid in 2011), and the time-based restricted stock unit grants anticipated for 2011. All 2010 incentive payments and the time-based restricted stock unit grants made in 2011 were covered within the pool, and the Compensation Committee exercised negative discretion in approving the incentive payments and grant amounts at levels less than the pool would have otherwise permitted.

The Roles of the Compensation Committee, Executive Officers and Compensation Consultants in Named Executive Officer Compensation

With respect to compensation for the named executive officers, the Compensation Committee has three primary roles: (a) selecting and structuring the elements of executive compensation, (b) reviewing and approving the Chief Executive Officer’s recommendations regarding compensation decisions for the other executive officers, including all of the other named executive officers, and (c) making recommendations to the independent directors of the Board regarding the Chief Executive Officer’s compensation.

To help achieve these roles, as mentioned above, the Compensation Committee engaged its Advisor to work with the human resources compensation team to obtain and review compensation data and trends, and give input prior to finalizing management’s proposals for presentation to the Compensation Committee. In November 2009, consistent with the process it has followed for the past four years, the Compensation Committee requested the Advisor conduct a competitive review of emerging executive compensation trends and a detailed review of the Company’s executive compensation program including base salary, annual incentive compensation targets and program metrics, total cash compensation, and long-term incentives. The data contained within this study provided the foundation for the Compensation Committee’s 2010 compensation decisions. Additionally, throughout its engagement with its Advisor, the Compensation Committee also called upon its Advisor to:

•	provide updates regarding regulatory changes affecting program design and disclosure;

•	compile and present market trends, practices and data;

•	assist in the design of program elements; and

•	provide overall guidance and advice about the efficacy of these elements and their fit with our compensation philosophy and program objectives.

During 2010, the Compensation Committee met eight times. Each meeting concluded with an executive session in which the Committee met privately with its Advisor on various topics including executive compensation matters. The Compensation Committee met three times from November 2009 through January 2010, primarily to discuss and set 2010 executive compensation. During an executive session meeting in January 2010, the Committee and its Advisor analyzed market data and formulated its recommendations to the independent directors of the Board on all elements of the Chief Executive Officer’s compensation for 2010. The Committee met again in February 2011 to finalize annual incentive payments for 2010, making a recommendation to the Board for the CEO’s incentive payment and approving payments for the other executives. The independent directors of the Board approved the CEO’s compensation for 2010 in its February meeting.

For 2010, our Chief Executive Officer worked with our Chief Administrative Officer to develop recommendations to the Compensation Committee regarding compensation decisions for his direct reports and other executive officers, including all of the other named executive officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement issued in connection with the 2011 Annual Meeting of Stockholders.

THE COMPENSATION COMMITTEE

Louis A. Raspino, Chairman
Rita V. Foley
Joseph C. Winkler III

Compensation Committee Interlocks and Insider Participation

Directors Raspino, Foley and Winkler were members of the Compensation Committee during 2010.

In 2010, none of DRC’s executive officers:

•	served as a member of the compensation committee (or committee performing a similar function, or in the absence of such committee, the Board) of another entity, one of whose executive officers served on DRC’s Compensation Committee or Board; or

•	served as a director of another entity, one of whose executive officers served on DRC’s Compensation Committee.

Summary Compensation Table

The following table summarizes the compensation of our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers for 2010, 2009, and 2008. We refer to these individuals as our named executive officers.

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
					Incentive	Deferred
			Stock	Option	Plan	Compensation	All Other
Name and		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Vincent R. Volpe Jr.	2010	$825,317	$2,063,957	$901,414	$1,525,800	$13,992	$781,785	$6,112,265
President and Chief	2009	$845,466	$1,301,877	$1,952,099	$1,683,000	$12,329	$172,680	$5,967,451
Executive Officer	2008	$793,750			$1,550,000	$8,380	$192,640	$2,544,770

Mark E. Baldwin	2010	$372,405	$567,613	$247,874	$520,000		$20,507	$1,728,399
Executive Vice President	2009	$375,364	$330,327	$495,122	$562,393		$17,115	$1,780,321
and Chief Financial Officer	2008	$359,187	$322,192	$515,136	$489,700		$16,100	$1,702,315

Mark F. Mai	2010	$344,134	$357,770	$156,256	$338,000		$269,812	$1,465,972
Vice President,	2009	$346,869	$217,886	$326,617	$346,466		$83,347	$1,321,185
General Counsel and Secretary	2008	$332,313	$247,067	$388,234	$315,100		$49,331	$1,332,045
Christopher Rossi	2010	$303,131	$313,807	$137,003	$284,700	$2,888	$354,510	$1,396,039
Vice President, Technology & Business Development	2009	$298,609	$177,038	$265,489	$303,657	$2,175	$71,109	$1,118,077
Jerome T. Walker	2010	$297,436	$287,613	$125,589	$289,200		$42,014	$1,041,852
Vice President and General Manager, Americas and Asia Pacific

(1)	Salary totals reflect a one week unpaid furlough. The furlough had no effect on the Company’s Qualified Retirement Savings Plan contributions but reduced Non-Qualified Retirement Plan Company contributions for all NEO’s except Mr. Volpe who reached the Non-Qualified match limit in 2010.

(2)	The amount represents the aggregate grant date fair value. The assumptions used to calculate these amounts are the same as those used for financial statement reporting purposes. Information about the financial accounting assumptions can be found in note Note 1 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010. As explained on page 25, the Company reduced the amount of option awards and correspondingly increased the amount of stock awards through the grant of performance based restricted stock units. The values reported are the most probable outcome value for the grant, the highest value expected is: Mr. Volpe — $2,495,003; Mr. Baldwin — $686,138, Mr. Mai — $432,502, Mr. Rossi — $379,349, and Mr. Walker — $347,659.

(3)	Represents payments earned under the Annual Incentive Program in the year shown that were paid to the named executive officers in the following year. Additional information regarding the determination of the payments under the Annual Incentive Program for 2010 is included in the Compensation Discussion and Analysis under the subheading “Our 2010 Compensation Decisions — Annual Incentive Program.”

(4)	Represents the aggregate increase in actuarial present value for benefits previously earned under the frozen qualified Pension Plan for Employees of Dresser-Rand Company. The discount rate used in calculating the present value of accumulated benefits under the pension plan was 5.4% on December 31, 2010, 5.8% on December 31, 2009, and 6.1% on December 30, 2008, and November 30, 2007. In years prior to 2010, Mr. Volpe was eligible to receive a benefit from the frozen Non-Qualified Supplemental Executive Retirement Plan of Dresser-Rand Company (SERP). This frozen plan was terminated effective October 30, 2009. All obligations were settled through lump sum distributions in January 2010. The present value of Mr. Volpe’s Non-Qualified accumulated benefit at December 31, 2009, is equal to the lump sum payment he received and was calculated using a 6.25% discount rate and the 2009 PPA Combined Unisex Mortality Table. These are the same rates used for preparation of the Company’s pension plan financial statement disclosure information at those measurement dates. For the purpose of these calculations the participants are assumed to commence pension payments at age 65 (normal retirement date) regardless of their current eligibility for early retirement. A discussion of the assumptions made in determining this increase is included following the table entitled “Pension Benefits for 2010.” The year-over-year change in actuarial present value of benefits for 2010 resulted in an increase of $13,992 for Mr. Volpe and of $2,888 for Mr. Rossi.

(5)	The amounts shown in the “All Other Compensation” column for 2010 include the following:

		Company	Company
		Qualified	Non-Qualified	International
		Retirement	Retirement	Assignment and	Tax Assistance
		Savings Plan	Plan	Relocation	for Relocation
		Contributions	Contributions	Expenses	Assistance
Named Executive Officer	Year	(a)	(b)	(c)	(d)	Total

Vincent R. Volpe Jr.	2010	$24,230	$150,000	$424,716	$182,839	$829,849
Mark E. Baldwin	2010	$20,507				$20,507
Mark F. Mai	2010	$19,739	$68,213	$179,364	$2,521	$269,812
Christopher Rossi	2010	$17,103	$58,783	$275,055	$3,569	$354,510
Jerome T. Walker	2010	$13,094	$28,920			$42,014

(a)	The values in this column represent the total of all 2010 Company contributions made on behalf of each named executive officer under the Dresser-Rand Company Retirement Savings Plan (a qualified defined contribution plan). Named executive officers who are paid through Dresser-Rand’s US payroll are eligible to participate in this Plan. As such, they are eligible to contribute between 1% and 75% of their eligible earnings to the plan. They are also eligible to receive employer contributions on the same basis as all other participating employees. Employer contributions include both matching contributions (100% vested after 3 years of employment) and non-matching contributions (immediately vested). In 2010, the maximum matching contributions equaled up to 4% of eligible compensation and the maximum non-matching contributions (for all executives except Mr. Volpe) equaled an additional 3% of eligible compensation. In addition to the normal non-matching contribution received by other participants, Mr. Volpe was eligible to receive an additional non-matching contribution referred to as a ‘pension equalizer’ contribution. This additional non-matching contribution was established to compensate participants for an actuarially anticipated shortfall resulting from the freezing of the Dresser-Rand Company Pension Plan for salaried employees. Each participant eligible for this non-matching contribution receives a contribution based on a fixed percentage. This percentage was individually calculated for each eligible participant when the Pension Plan was frozen. Mr. Volpe’s calculated pension equalizer percentage is 2.6% of eligible compensation, thus Mr. Volpe’s total non-matching contributions are equal to 5.6% of eligible compensation.

(b)	Our named executive officers are eligible to participate in the Non-Qualified Retirement Plan. The values in this column represent Non-Qualified Retirement Company contributions for each name executives 2010 Salary and 2011 Annual Incentive Program payment earned in 2010. Additional details regarding this Plan are shown in the table titled “Non-Qualified Deferred Compensation for 2010.”

(c)	Messrs. Volpe, Mai, and Rossi were assigned to France where they are eligible to receive international assignment benefits. The level of benefits that are provided under the International Assignment Guidelines, such as the Goods and Service allowance, housing allowance, etc. are determined based upon the advice provided to the company by outside consultants. No benefits are provided to our named executive officers under the International Assignment Guidelines that other Dresser-Rand international assignees are not eligible to receive.

Mr. Volpe received international assignment benefits including: appliance allowance, cost-of-living adjustment, household goods moving expenses ($84,100), temporary living expenses ($72,777) and housing ($235,116), immigration fees, lump sum payment, domestic relocation expenses, education expenses, transportation expenses, and other incidental expenses.

Mr. Mai received international benefits including: appliance allowance, cost-of-living adjustment, home visit, temporary living expense ($28,408), housing ($88,965), immigration fees, lump sum payment, educational expenses, transportation expenses, and other incidental expenses.

Mr. Rossi received: appliance allowance, cost-of-living adjustment, household goods moving expenses, temporary living expenses, housing ($96,033), immigration fees, lump sum payment, and educational expenses ($104,825) transportation expenses, and other incidental expenses.

(d)	Tax allowances are provided to employees on international assignments to make this assignment effectively tax neutral to the assignee. Under these arrangements Dresser-Rand paid on behalf of Messrs. Volpe, Mai, and Rossi tax equalization payments for allowances provided within the Dresser-Rand International Guidelines.

Grants of Plan-Based Awards for 2010

The following table provides details about the plan-based awards granted to our named executive officers for 2010.

									All Other	All Other
									Stock	Option		Grant Date
									Awards:	Awards:		Fair
		Board or	Estimated Possible Payouts			Estimated Possible Payouts			Number of	Number of	Exercise or	Value of
		Compensation	Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Base	Stock and
		Committee	Plan Awards(1)			Plan Awards(2)			Stock or	Underlying	Price of Option	Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)(3)	(4)

Vincent R. Volpe Jr.			$6,732	$841,500.0	$1,683,000

	3/15/2010	2/12/2010				4,863	29,175	43,762				$862,121

	2/15/2010	2/12/2010							39,135			$1,201,836

	2/15/2010	2/12/2010								70,368	$30.71	$901,414

Mark E. Baldwin			$2,306	$288,226.5	$576,453

	3/15/2010	1/21/2010				1,337	8,022	12,033				$237,050

	2/15/2010	1/21/2010							10,764			$330,562

	2/15/2010	1/21/2010								19,350	$30.71	$247,874

Mark F. Mai			$1,421	$177,564.0	$355,128

	3/15/2010	1/21/2010				843	5,058	7,587				$149,464

	2/15/2010	1/21/2010							6,783			$208,306

	2/15/2010	1/21/2010								12,198	$30.71	$156,256

Christopher Rossi			$1,257	$157,142.5	$314,285

	3/15/2010	1/21/2010				740	4,437	6,655				$131,113

	2/15/2010	1/21/2010							5,949			$182,694

	2/15/2010	1/21/2010								10,695	$30.71	$137,003

Jerome T. Walker			$1,231	$153,830.5	$307,661

	3/15/2010	1/21/2010				678	4,065	6,097				$120,121

	2/15/2010	1/21/2010							5,454			$167,492

	2/15/2010	1/21/2010								9,804	$30.71	$125,589

(1)	These columns show the range of payouts targeted for 2010 performance under the Annual Incentive Program. The amount shown in the “target” column represents the incentive payment that would have been earned by each named executive officer if 100% of the performance objectives were achieved. The amount shown in the “maximum” column represents the maximum amount payable of 200% of the target under the Annual Incentive Program. The amount shown in the “threshold” column represents the amount payable under the Annual Incentive Program if only the minimum qualifying level of performance were achieved on the financial performance objectives (namely 80.1%), which is 0.8% of the target amount for the financial objectives, and such 0.8% is applicable to the level of performance for the individual objectives. Additional information regarding the Annual Incentive Program and the criteria applied in determining the amounts payable under the Annual Incentive Program can be found in the Compensation Discussion and Analysis under the subheading “Our 2010 Compensation Decisions — Annual Incentive Program.” The actual amount of incentive earned by each named executive officer in 2010 is reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(2)	These columns show the range of shares vesting under the 2010 Performance Based Restricted Stock Units (PRSU) grant. The amount shown in the “target” column represents the target number of shares that could vest for each named executive officer if 100% of the performance objectives are achieved. The amount shown in the “maximum” column represents the maximum number of shares that could vest under the PRSU grant, which is

150% of the target shares granted. The amount shown in the “threshold” column represents the minimum number of shares that could vest under the PRSU grant (if the minimum qualifying level of performance was achieved on the performance objective in only one of the three periods), which with a 50% payout is one sixth of the target.

(3) The exercise price is the closing market price of our common stock on the grant date.

(4) See Note 17 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010, for more information about the assumptions used to determine these amounts. Holders of restricted stock are entitled to dividends at the same rate as holders of unrestricted shares of our common stock.

Outstanding Equity Awards at the End of 2010

The following table provides details about outstanding equity awards held by our named executive officers on December 31, 2010.

	Option Awards					Stock Awards
									Equity Incentive
	Number of	Number of						Equity Incentive	Plan Awards:
	Securities	Securities						Plan Awards:	Market or Payout
	Underlying	Underlying				Number of	Market Value of	Number of	Value of
	Unexercised	Unexercised				Shares or Units	Shares or Units of	Unearned Shares,	Unearned Shares,
	Options	Options		Option	Option	of Stock That	Stock That Have	Units or Other	Units or Other
	Exercisable	Unexercisable		Exercise	Expiration	Have Not Vested	Not Vested	Rights That Have	Rights That Have
Name	(#)	(#)		Price($)	Date	(#)	($)(1)	Not Vested(#)	Not Vested($)

Vincent R. Volpe Jr.	115,860	38,620	(2)	$25.50	2/15/2017
	72,830	72,830	(3)	$25.50	2/15/2017
	41,323	123,969	(2)	$21.59	2/16/2019
		70,368	(4)	$30.71	2/15/2020
						114,561	$4,879,153	43,762	$1,863,824
Mark E. Baldwin	19,042	6,348	(2)	$35.34	8/15/2017
	19,064	19,066	(2)	$34.57	2/15/2018
	10,481	31,443	(2)	$21.59	2/16/2019
		19,350	(4)	$30.71	2/15/2020
						28,597	$1,217,946	12,033	$512,485
Mark F. Mai	16,964	5,655	(2)	$35.18	11/15/2017
	10,774	10,776	(2)	$34.57	2/15/2018
	2,982	2,982	(2)	$40.25	5/15/2018
	6,914	20,742	(2)	$21.59	2/16/2019
		12,198	(4)	$30.71	2/15/2020
						19,144	$815,343	7,587	$323,130
Christopher Rossi	12,184	12,186	(2)	$25.50	2/15/2017
	20,160	6,720	(3)	$25.50	2/15/2017
	5,620	16,860	(2)	$21.59	2/16/2019
		10,695	(4)	$30.71	2/15/2020
						17,223	$733,528	6,655	$283,436
Jerome T. Walker	16,176	16,176	(2)	$17.34	11/17/2018
		9,804	(4)	$30.71	2/15/2020
						10,136	$431,692	6,097	$259,671

(1)	Market value is calculated by multiplying the closing market price of our common stock on December 31, 2010 ($42.59) by the number of shares that have not vested.

(2)	Awards vest 25% each year, beginning on the first anniversary of the grant date, which is 10 years prior to the expatriation date.

(3)	Awards vest 25% each year, beginning on the second anniversary of the grant date, which is 10 years prior to the expatriation date.

(4)	Awards vest 33.3% each year, beginning on the first anniversary of the grant date, which is 10 years prior to the expatriation date.

Options Exercised and Stock Vested in 2010

The following table provides details about restricted stock that vested for each named executive officer during 2010. None of the named executive officers exercised any stock options in 2010.

	Stock Awards
	Number of
	Shares Acquired on	Value Realized on
	Vesting	Vesting
Name	(#)(1)	($)(2)

Vincent R. Volpe Jr.	35,077	$1,091,536
Mark E. Baldwin	7,853	$253,340
Mark F. Mai	5,594	$174,918
Christopher Rossi	5,465	$169,778
Jerome T. Walker	2,341	$88,560

(1)	Each participant had the opportunity to either have shares withheld to cover the taxes due upon vesting or make full payment for that amount. The number of shares withheld for the executives that elected to have shares withheld is:

•	Mr. Baldwin — 2,208

•	Mr. Mai — 1,619

•	Mr. Walker — 879

The amount shown in the table does not give effect to the withholding of these shares.

(2)	Value is calculated by multiplying a) the closing market price of our common stock on the vesting date by b) the number of shares of stock that vested.

Pension Benefits for 2010

The following table sets forth the present value of accrued pension plan benefits for each of our eligible named executive officers as of the end of 2010.

		Number of Years	Present Value of
		Credited Service	Accumulated Benefit
Name	Plan Name	(#)	($)(1)

Vincent R. Volpe Jr.	Pension Plan for Employees of Dresser-Rand Company	11.92	$112,811
Christopher Rossi	Pension Plan for Employees of Dresser-Rand Company	10.75	$19,920

(1)	The calculation of present value of accumulated benefit assumes retirement at age 65, a discount rate of 5.4 percent and the RP2000 mortality for healthy males and females. Dresser-Rand provided the accrued benefit amounts. There is no increase in benefits from 2009 to 2010 as future accruals were eliminated in the plan in 1998. The change in value is solely due to the updated discount rate and period.

Other than Mr. Volpe and Mr. Rossi, none of the other named executive officers are eligible to participate in any defined benefit pension plans sponsored by the Company. As of December 31, 2010, Dresser-Rand Company sponsored only the qualified Pension Plan for Employees of Dresser-Rand Company. The benefits Messrs. Volpe and Rossi accrued under the qualified Pension Plan for Employees of Dresser-Rand Company were based on “final” average pay and service, subject to applicable offsets. Effective March 31, 1998, Dresser-Rand Company amended the Plan to cease benefit accruals for non-bargaining unit employees as of that date as a result, no additional accruals due to service and or pay were granted.

As of December 31, 2010, Mr. Volpe’s estimated monthly accrued pension benefit was $1,638. As of December 31, 2010, Mr. Rossi’s estimated monthly accrued pension benefit under the Plan was $404.84. These benefit amounts are fixed obligations and will not increase with future pay and/or service levels. These benefit amounts are payable at age 65 as a single life annuity. Other actuarial equivalent distribution options are available to the participants under the Plan, such as a 100% Joint & Survivor option, 50% Joint & Survivor option and 10 Year Period Certain.

The normal retirement age is 65 for the Plan. The Plan permits participants who possess at least 9 years of benefit credit service upon termination of employment to begin receiving pension benefits any time on or after their 55th birthday. As of December 31, 2010, neither Mr. Volpe nor Mr. Rossi are currently eligible for payment under the terms of the Plan.

Balances and earnings attributable to the Plan are disclosed as applicable in the Summary Compensation Table.

The retirement reduction factors for the qualified Pension Plan for Employees of Dresser-Rand Company are as follows:

Age when	Percent of Age 65 Benefit
Benefits	that is Payable Upon
Commence	Retirement

65	100.00%
64	90.69%
63	82.48%
62	75.22%
61	68.77%
60	63.02%
59	57.88%
58	53.27%
57	49.12%
56	45.38%
55	41.99%

In 2009, the Company completed a review of its U.S.-based retirement programs and concluded that the SERP was no longer an efficient means of delivering retirement benefits and exercised its right to terminate the SERP effective October 30, 2009. Lump sum payments were issued to all participants in full settlement of the obligations under the SERP. The cash-out process, including a lump sum payment to Mr. Volpe in the amount of $48,064, was completed in January 2010.

Non-Qualified Deferred Compensation for 2010

The following table summarizes the compensation provided to our named executive officers under our Non-Qualified deferred compensation plan for 2010.

			Registrant	Aggregate	Aggregate	Aggregate
		Executive	Contributions	Earnings	Withdrawals/	Balance
		Contributions	in Last FY	in Last FY	Distributions	at Last FYE
Name	Plan Name	in Last FY($)	($)(1)	($)	($)	($)(2)

Vincent R. Volpe Jr.	Non-Qualified Retirement Plan	$250,775	$150,000	$361,066	$41,624	$3,188,116
Mark E. Baldwin	Non-Qualified Retirement Plan
Mark F. Mai	Non-Qualified Retirement Plan	$69,060	$69,060	$46,039		$426,872
Christopher Rossi	Non-Qualified Retirement Plan	$60,679	$60,679	$13,719	$14,164	$428,790
Jerome T. Walker	Non-Qualified Retirement Plan	$21,370	$21,370	$7,624		$79,669

(1)	Amounts shown in this column are included in the Summary Compensation Table in the “All Other Compensation” column.

(2)	Previously reported earnings in the summary compensation table are: Mr. Volpe — $445,980, Mr. Mai — $66,197, and Mr. Rossi — $55,111.

Named executive officers who are paid through Dresser-Rand’s US payroll are eligible to participate, on a voluntary basis, in the Dresser-Rand Company Non-Qualified Retirement Plan. Annually, separate enrollment periods are held for base salary deferral elections and cash incentive deferral elections. Eligible participants may elect to contribute between 1% and 80% of their eligible annual base salary and/or annual cash incentive. All named executive officers participating in this plan were eligible to receive Employer matching contributions equal to 10% of eligible base salary and/or cash incentive (limited to an annual maximum limit of $150,000). Matching contributions become fully vested after 36 months of service by the participant. During the each enrollment period, participants must elect the manner in which they prefer their account balance be distributed to them upon their termination. Participants may elect to receive their distribution in the following manners: an immediate, single lump sum distribution, a single lump sum distribution during January of the calendar year following their termination of employment, or five annual declining balance installment payments during January of each calendar year following their termination of employment. Pursuant to 409(A) of the Internal Revenue Code, as amended (the “Code”), named executive officers and other key employees of the Company are required to wait a minimum of 6 months following the termination of their employment before they can receive a distribution from the Plan. Additionally, during each enrollment period, participants may elect to receive an optional distribution of any participant contributions to be returned to them at a future date (provided their employment has not ended prior to that future date). This optional distribution includes earnings on participant contributions, but not Company matching contributions or earnings on those Company matching contributions.

Potential Payments Upon Termination or Change in Control

The tables below reflect the amount of compensation payable to each of the named executive officers in the event of termination of employment or change in control. In preparing the tables below, we assumed that the termination occurred on December 31, 2010.

Unless otherwise provided in an employment or severance agreement described below, our named executive officers are not entitled to compensation upon termination or a change in control. The payment of cash severance upon a change in control under each agreement requires both (i) the occurrence of a change in control and (ii) a qualified termination as specified in each agreement.

The Company entered into an employment agreement with Mr. Volpe in 2008 and entered into confidentiality, non-compete, severance and change in control agreements with all other named executive officers in 2009.

Employment Agreement with Vincent R. Volpe Jr.

The following table shows the potential payments upon termination or a “Change in Control” for Mr. Volpe, our President and Chief Executive Officer. Under the terms of his employment agreement, if Mr. Volpe’s employment is terminated as a result of his death or disability, or by us without “Cause,” or if Mr. Volpe resigns for “Good Reason” and he provides proper notice and time for cure to the Company and such termination by us or resignation by him is not within two years of a Change in Control, Mr. Volpe will receive (i) a severance payment equal to twice his base salary, (ii) any earned but unpaid salary and payment for accrued but unused vacation days through the date of termination, (iii) any bonus previously earned in full but not yet paid for fiscal years prior to the fiscal year of termination, (iv) two times the bonus target in the year in which the date of termination occurs, or if the target has not been established, the target bonus opportunity from the previous year with respect to Mr. Volpe’s base salary for the year in which the date of termination occurs, and (v) continued medical, dental, disability and life insurance coverage for Mr. Volpe and his eligible dependents for two years following the date of termination. Mr. Volpe must execute a release of all claims arising out of his employment or termination as a condition to the receipt of the aforementioned payments.

If Mr. Volpe’s employment is terminated by the Company without Cause or by Mr. Volpe with Good Reason within two years following a Change in Control, subject to the execution of a release of claims, Mr. Volpe shall receive the benefits specified in the previous paragraph, except that the base salary payment will be three times his base salary, the target bonus payment will be three times the greater of his target bonus for the year in which the date of termination occurs or the highest bonus paid (or earned in full but not yet paid) to him in the last three years (not to exceed his maximum bonus opportunity for the year in which the date of termination occurs), and the insurance coverage will be provided for three years.

If Mr. Volpe’s employment is terminated by the Company for Cause or by Mr. Volpe without Good Reason, he is solely entitled to receive any earned but unpaid salary and payment for accrued but unused vacation days through the date of termination and any bonus previously earned in full but not yet paid for prior fiscal years.

If Mr. Volpe’s employment is terminated by the Company for Cause or by Mr. Volpe without Good Reason, the Company may elect to enforce a covenant not to compete for up to three years following the termination. If the Company elects to enforce the covenant not to compete and Mr. Volpe executes a release of claims, the Company will pay, in addition to the payments described in the preceding paragraph, during the period that the non-compete restrictions remain in effect, (i) salary continuation payments at an annual rate equal to his base salary in effect as of the date of termination, payable monthly, (ii) a monthly amount equal to one-twelfth of Mr. Volpe’s target bonus opportunity as in effect for the year of the termination, or if the target has not been established, the target bonus opportunity for the prior year with respect to his base salary for the year in which the date of termination occurs, and (iii) continued insurance coverage. If Mr. Volpe’s employment is terminated by the Company other than for Cause or by Mr. Volpe with Good Reason, the non-compete agreement automatically applies for two years following the termination without any obligation to provide additional consideration.

Mr. Volpe’s employment agreement also provides for a reduction in benefits or for gross-up payments under certain circumstances if compensation paid to Mr. Volpe would be subject to the excise tax imposed by Section 4999 of the Code or to additional tax under Section 409A of the Code.

Payments under the agreement shall be made to Mr. Volpe within 60 days after the termination date, provided that if any payment under the agreement would be subject to additional taxes and interest under Section 409A of the Code, any such payment shall be accumulated and paid on the date that is six months and one day after the termination date, or such earlier date upon which such amount can be paid without being subject to such additional taxes and interest.

“Cause” shall mean the occurrence of any of the following: (i) the material failure or refusal by Mr. Volpe to perform his duties in accordance with his employment agreement (including, without limitation, his inability to perform such duties as a result of alcohol or drug abuse, chronic alcoholism or drug addiction) or to devote substantially all of his business time, attention and energies to the performance of his duties in accordance with his employment agreement; (ii) any willful, intentional or grossly negligent act by Mr. Volpe having the effect of materially injuring the interest, business or prospects of the Company, or any of its subsidiaries or affiliates, or any divisions Mr. Volpe may manage; (iii) the material violation or material failure by Mr. Volpe to comply with the Company’s material published rules, regulations or policies, as in effect from time to time; (iv) Mr. Volpe’s conviction of a felony offense or conviction of a misdemeanor offense involving moral turpitude, fraud, theft or dishonesty; (v) any willful or intentional misappropriation or embezzlement of the property of the Company or any of its subsidiaries or affiliates (whether or not a misdemeanor or felony); or (vi) a material breach of any one or more of the covenants of his employment agreement; provided, however, that in the event that the Company decides to terminate Mr. Volpe’s employment pursuant to clauses (i), (iii) or (vi) of this definition of Cause, such termination shall only become effective if the Company first gives him written notice of such Cause, identifying in reasonable detail the manner in which the Company believes Cause to exist and indicating the steps required to cure such Cause, if curable, and if Mr. Volpe fails to substantially remedy or correct the same within 30 days of such notice.

“Change in Control” shall mean the first to occur of any of the following events: (i) individuals who, as of the date of the agreement, constitute the members of the Board (the “Incumbent Directors”) cease for any reason other than due to death or disability to constitute at least a majority of the members of the Board, provided that any director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board who are at the time Incumbent Directors shall be considered an Incumbent Director, other than any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; (ii) the acquisition or ownership by any individual, entity or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of

1934, as amended (the “Exchange Act”)), other than the Company or any of its affiliates or subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates or subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; (iii) the merger, consolidation or other similar transaction of the Company, as a result of which the stockholders of the Company immediately prior to such merger, consolidation or other transaction, do not, immediately thereafter, beneficially own, directly or indirectly, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of the merged, consolidated or other surviving company; or (iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company.

“Good Reason” shall mean the occurrence of any of the following events without Mr. Volpe’s consent that are not cured by the Company, if curable, within 30 days: (i) a material and adverse change to Mr. Volpe’s title, duties or responsibilities, including his not being re-elected as a member of the Board; provided, however, that Mr. Volpe’s resignation from the Board shall not be deemed such a change; (ii) notice is given to Mr. Volpe by the Company within two years following a Change in Control that the term of his employment agreement will not be extended; (iii) the Company materially reduces the compensation or benefits to which Mr. Volpe is entitled under his employment agreement; (iv) any relocation of Mr. Volpe’s principal place of employment except to a location that is within fifty miles of either (a) Houston, Texas or (b) any location that Mr. Volpe has recommended to the Board as a location for the Company’s headquarters; (v) the Company fails to require any successor or assignee to all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase of assets, merger, consolidation or otherwise) to assume and agree to perform the employment agreement on the same terms or Mr. Volpe does not agree to such assignment; (vi) a material breach of any one or more of the covenants of his employment agreement by the Company; or (vii) in the event of a Change in Control in which the Company’s securities cease to be publicly traded, the assignment to Mr. Volpe of any position (including status, offices, title and reporting requirements), authority, duties or responsibilities that are not (a) at or with the ultimate parent company of the entity surviving or resulting from such merger, consolidation or other business combination and (b) substantially similar to Mr. Volpe’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities during the 90 day period prior to the Change in Control; provided, however, that Mr. Volpe must provide the Company with written notice within 15 days following the first date on which he knows of the occurrence of an event or action constituting Good Reason and the Company shall have 30 days following receipt of such notice to cure such event or action.

Any restricted stock, restricted stock units, or other stock based awards outstanding as of (i) the date of a voluntary termination with Good Reason, (ii) the date of Mr. Volpe’s termination by reason of death or disability, (iii) the date that the Company terminates Mr. Volpe for any reason other than Cause, or (iv) upon a Change in Control shall become fully vested and any stock options outstanding as of such date and not then exercisable shall become fully exercisable as of such date and any restrictions imposed by the Company that are applicable to any shares of common stock granted to Mr. Volpe by the Company shall lapse as of such date. Stock options that become vested in accordance with the previous sentence shall remain exercisable until the first to occur of (a) one year after the date of termination or (b) the original expiration of the option.

To the extent Mr. Volpe is entitled to receive severance, he is subject to a provision in his employment agreement prohibiting him from competing with the Company. If Mr. Volpe’s employment is terminated by the Company for “Cause” or if Mr. Volpe resigns without “Good Reason,” the Company can elect to enforce a provision in his employment agreement prohibiting him from competing with the Company for a period of up to three years following such termination provided that we pay Mr. Volpe the following: (i) salary continuation payments at an annual rate equal to his Base Salary in effect as of the date of termination, payable monthly, (ii) a monthly amount equal to one-twelfth his target bonus opportunity for the year in which the date of termination occurs, or if such target bonus opportunity has not yet been established as of the date of termination, the target bonus percentage opportunity for the prior year with respect to base salary for the year in which the date of termination occurs, and (iii) continued medical, dental, disability and life insurance coverage in the same manner as provided to Mr. Volpe and his eligible dependents immediately prior to such termination. See also the discussion of Mr. Volpe’s Amended and Restated Employment Agreement under “Compensation Discussion and Analysis — Employment Agreements and Arrangements — Vincent R. Volpe Jr.”.

	Change in Control
	and Termination		Involuntary without
	Without Cause or	Change in Control	Cause or voluntary	Death or
	With Good Reason	(No Termination)	with Good Reason	Disability

Vincent R. Volpe Jr.
Cash Severance	$7,573,500		$3,366,000	$3,366,000
Accelerated vesting of equity	$11,465,718	$11,465,718	$11,465,718	$11,465,718
Tax gross-up	$3,902,098
Health care benefits, disability and life insurance coverage	$45,894		$30,596	$30,596
Total	$22,987,210	$11,465,718	$14,862,314	$14,862,314

The table above does not reflect the payments due to Mr. Volpe if the Company elects to enforce the non-compete provision described above. In addition, the table above assumes that the amounts of any earned or accrued but unpaid salary, bonus or vacation are zero.

Confidentiality, Non-Compete, Severance and Change in Control Agreements with other Named Executive Officers

The Company entered into Confidentiality, Non-Compete, Severance and Change in Control Agreements with each of our other named executive officers during 2010.

Under the agreements with the U.S. based named executive officers (Messrs. Baldwin, Mai and Rossi), if the executive is involuntarily terminated by the Company without Cause, the executive is entitled to receive (i) a severance payment specified in the agreement (2.625 times base salary for Mr. Baldwin and 1.5 times base salary for Messrs. Mai and Rossi), (ii) any earned but unpaid salary and payment for accrued but unused vacation days, (iii) any bonus amount under the Company’s Annual Incentive Program previously earned in full but not yet paid for fiscal years prior to the fiscal year in which the executive is terminated, and (iv) continued medical, dental, disability and life insurance coverage for one year.

If a U.S. based named executive officer is terminated by the Company for Cause or due to a Voluntary Termination by the executive with or without Good Reason, the executive is entitled to receive a payment equal to (i) any earned but unpaid salary and any accrued but unused vacation days and (ii) any bonus amount under the Company’s Annual Incentive Program previously earned in full but not yet paid for fiscal years prior to the fiscal year in which the executive is terminated.

If a U.S. based named executive is terminated within two years of a “Change in Control” of the Company by the Company without Cause or due to a Voluntary Termination by the executive with Good Reason, the executive is entitled to receive (i) a severance payment specified in the agreement (2.5 times base salary and annual incentive at target for Messrs. Baldwin and Mai and 2.0 times base salary and annual incentive at target for Mr. Rossi), (ii) any earned but unpaid salary and payment for accrued but unused vacation days, (iii) any bonus amount under the Company’s Annual Incentive Program previously earned in full but not yet paid for fiscal years prior to the fiscal year in which the executive is terminated, and (iv) continued medical, dental, disability and life insurance coverage for two years.

The agreements with the U.S. based named executive officers subject the executives to customary confidentiality obligations during their employment by the Company and at all times following termination, non-compete obligations (i) for one year following termination or (ii) for two years following termination by the Company without Cause or Voluntary Termination by the executive with Good Reason, if either occurs within two years following a Change in Control of the Company, and non-solicitation obligations during their employment and for three years following termination.

Payments under the agreements with the U.S. based named executive officers shall be made within 60 days after the termination date, provided that if any payment under the agreements would be subject to additional taxes and interest under Section 409A of the Code, any such payment shall be accumulated and paid on the date that is six months and one day after the termination date, or such earlier date upon which such amount can be paid without being subject to such additional taxes and interest.

“Cause” as defined in the agreements for the U.S. based named executive officers means the occurrence of any of the following: (i) the material failure or refusal by the executive to perform his or her duties under the agreement (including, without limitation, his or her inability to perform such duties as a result of alcohol or drug abuse, chronic alcoholism or drug addiction) or to devote substantially all of his or her business time, attention and energies to the performance of his or her duties under the agreement; (ii) any willful, intentional or grossly negligent act by the executive having the effect of materially injuring the interest, business or prospects of the Company, or any of its subsidiaries, affiliates, or divisions; (iii) the material violation or material failure by the executive to comply with the Company’s material published rules, regulations or policies, as in effect from time to time; (iv) the executive’s conviction of a felony offense or conviction of a misdemeanor offense involving moral turpitude, fraud, theft or dishonesty; (v) any willful or intentional misappropriation or embezzlement of the property of the Company or any of its subsidiaries or affiliates (whether or not a misdemeanor or felony); or (vi) a material breach of any one or more of the covenants of the agreement; provided, however, that in the event that the Company decides to terminate the executive’s employment pursuant to clauses (i), (iii) or (vi) of this definition of Cause, such termination shall only become effective if the Company first gives the executive written notice of such Cause, identifying in reasonable detail the manner in which the Company believes Cause to exist and indicating the steps required to cure such Cause, if curable, and if the executive fails to substantially remedy or correct the same within 30 days of such notice.

“Change in Control” is defined in the agreements for the U.S. based named executive officers and is the same in all material respects as the definition of that term in Mr. Volpe’s employment agreement, which is set forth above.

“Voluntary Termination with Good Reason” as defined in the agreements for the U.S. based named executive officers means any termination by the executive of his or her employment with the Company within 45 days following the occurrence of any of the following events without his or her consent, which is not cured by the Company, if curable, within 30 days: (i) a material diminution in the executive’s duties and responsibilities; (ii) the Company materially reduces the compensation or benefits to which the executive is entitled as determined immediately prior to the Change in Control; (iii) a material breach of any one or more of the covenants of the agreement by the Company; or (iv) if, as the result of a Change in Control, the Company’s headquarters offices are relocated to a location more than fifty miles away from their location prior to such Change in Control, necessitating the executive’s relocation to such new headquarters location; provided, however, that the executive must provide the Company with written notice within 15 days following the first date on which the executive knows of the occurrence of an event or action constituting Good Reason and the Company fails to cure such event or action within 30 days of such notice.

“Voluntary Termination without Good Reason” as defined in the agreements for the U.S. based named executive officers means any termination by the executive of his or her employment with the Company other than a Voluntary Termination with Good Reason.

The following tables show the potential payments upon termination or a Change in Control for the other named executive officers under the terms of the agreements described above. The following tables assume that the amounts of earned or accrued but unpaid salary, bonus or vacation are zero.

		Termination by the
		Company without Cause or
	Involuntary	Voluntary Termination by
	Termination by	Executive with Good Reason
	Company Without	within Two Years of a
Mark E. Baldwin	Cause	Change in Control

Severance	$1,008,793	$1,681,323
Medical, dental, disability and life insurance coverage	$15,298	$30,596
Total	$1,024,091	$1,711,919

		Termination by the
		Company without Cause or
	Involuntary	Voluntary Termination by
	Termination by	Executive with Good Reason
	Company Without	within Two Years of a
Mark F. Mai	Cause	Change in Control

Severance	$532,692	$1,331,730
Medical, dental, disability and life insurance coverage	$15,298	$30,596
Total	$547,990	$1,362,326

		Termination by the
		Company without Cause
		or Voluntary Termination
	Involuntary	by Executive with Good
	Termination by	Reason within Two Years
Christopher Rossi	Company Without Cause	of a Change in Control

Severance	$471,428	$942,856
Medical, dental, disability and life insurance coverage	$15,298	$30,596
Total	$486,725	$973,452

		Termination by the
		Company without Cause
		or Voluntary Termination
	Involuntary	by Executive with Good
	Termination by	Reason within Two Years
Jerome T. Walker	Company Without Cause	of a Change in Control

Severance	$461,492	$922,983
Medical, dental, disability and life insurance coverage	$15,298	$30,596
Total	$476,789	$953,579

Director Compensation

In 2010, Mr. Volpe, being the only Director who was employed by the Company, did not receive compensation for service as a Director. Each non-employee Director received an annual cash retainer of $45,000 and $110,187 in restricted stock pursuant to the 2008 Directors Stock Incentive Plan, except (i) Mr. Snider who elected to defer 100% of his restricted stock grant by accepting restricted stock units instead. We also paid independent directors a fee for acting as committee chairs ($15,000 for serving as Audit and Compensation Committee chair and $10,000 for serving as Nominating and Governance Committee chair). For each Board or applicable committee meeting our independent directors attended in person or telephonically as a member, Directors earned a fee of $1,500. Our independent Directors may opt to receive shares of our common stock in lieu of cash. At the election of the Director, all fees and equity awards may be deferred, and as a result, the Director is entitled to an interest in the Company’s common stock. The 2010 Director grants vest 100% on the first anniversary of the grant date.

In addition, the Company reimburses Directors for travel expenses incurred in connection with attending Board, committee and stockholder meetings and for other Company business related expenses. The Company will also reimburse Directors for Director education programs and seminars in accordance with Company policy.

The table below summarizes the compensation paid to our non-employee directors during 2010:

	Fees Earned or
Name	Paid in Cash	Stock Awards(1)	Total

William E. Macaulay, Chairman(2)	$180,500	$110,187	$290,501
Rita V. Foley(3)	$87,000	$110,187	$197,001
Louis A. Raspino(4)	$96,000	$110,187	$206,001
Philip R. Roth(5)	$92,500	$110,187	$202,501
Stephen A. Snider(6)	$72,500	$110,187	$182,501
Michael L. Underwood(7)	$94,500	$110,187	$207,501
Joseph C. Winkler III(8)	$72,060	$110,187	$182,061

(1)	The amount represents the aggregate grant date fair value. The assumptions used to calculate these amounts are the same as those we used for financial statement reporting purposes. Information about the financial accounting assumptions can be found in Note 17 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)	Mr. Macaulay was granted 3,588 shares of restricted stock on February 15, 2010. As of December 31, 2010, Mr. Macaulay held a total of 3,588 shares of unvested restricted stock.

(3)	Ms. Foley was granted 3,588 shares of restricted stock on February 15, 2010. As of December 31, 2010, Ms. Foley held a total of 4,238 shares of unvested restricted stock.

(4)	Mr. Raspino was granted 3,588 shares of restricted stock on February 15, 2010. As of December 31, 2010, Mr. Raspino held a total of 4,238 shares of unvested restricted stock, and also held 4,651 restricted stock units.

(5)	Mr. Roth was granted 3,588 shares of restricted stock on February 15, 2010. As of December 31, 2010, Mr. Roth held a total of 4,238 shares of unvested restricted stock.

(6)	Mr. Snider elected to defer 100% of his equity award that would have had a grant date value of $110,187. Thus, Mr. Snier was entitled to restricted stock units representing 3,588 shares of common stock reflecting a fair market value based on the closing price of our common stock on February 15, 2010. As of December 31, 2010, Mr. Snider held 3,588 unvested restricted stock units.

(7)	Mr. Underwood was granted 3,588 shares of restricted stock on February 15, 2010. As of December 31, 2010, Mr. Underwood held a total of 3,588 shares of unvested restricted stock.

(9)	Mr. Winkler was granted 3,588 shares of restricted stock on February 15, 2010. As of December 31, 2010, Mr. Winkler held a total of 4,238 shares of unvested restricted stock, and also held 7,810 restricted stock units.

Ownership Policy for Non-Employee Directors

To further align the interest of our Directors with our stockholders, the Board adopted a policy that requires each non-employee director of the Board to own a number of shares of stock (including restricted or unrestricted stock and the stock equivalents under any restricted stock unit) at least equivalent to the number of shares of stock and stock equivalents under any restricted stock units granted to such director (or that would have been granted but for the director’s deferral election) for the annual equity grants made within the immediately past three years. The Director has until the fifth anniversary of such director’s initial election to the Board to satisfy the ownership requirement. All Directors have either met or are on track to meet the stock ownership requirements delineated in the policy within the time frame specified.

EQUITY COMPENSATION PLAN INFORMATION

Information regarding the securities authorized for issuance under our equity compensation plans is as follows:

	(a)	(b)	(c)
Number of securities
remaining available for
	Number of securities to be	Weighted-average	future issuance under
	issued upon exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding securities reflected
Plan Category	warrants and rights	warrants and rights	in column(a))

Equity Compensation plans approved by security holders	2,129,071	$25.95	4,225,067
Equity Compensation plans not approved by security holders	—	—	—
Total	2,129,071	$25.95	4,225,067

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information regarding the beneficial ownership of our common stock as of March 16, 2011, by (i) each person who is known by us beneficially to own more than 5% of the outstanding common stock, (ii) each of our Directors (and Director nominees), (iii) each named executive officer and (iv) all Directors and executive officers as a group. Unless otherwise indicated, the address of each person named in the table below is c/o Dresser-Rand Group Inc., West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas, 77042.

	Shares Beneficially Owned
		Percent of
Name of Beneficial Owner	Number(1)	Common(2)

FMR LLC(3)	10,552,393	12.7%
BlackRock, Inc(4)	4,774,885	5.7%
Iridian Asset Management LLC(5)	4,314,832	5.2%
William E. Macaulay(6)	167,247	*
Rita V. Foley(7)	10,324	*
Louis A. Raspino(8)	17,944	*
Philip R. Roth(9)	15,399	*
Stephen A. Snider	365	*
Michael L. Underwood(10)	14,301	*
Vincent R. Volpe Jr.(11)	689,500	*
Joseph C. Winkler III(12)	10,397	*
Mark E. Baldwin(13)	105,985	*
Mark F. Mai(14)	87,385	*
Jerome T. Walker(15)	29,559	*
Christopher Rossi(16)	82,557	*
Directors and executive officers as a group (16 persons)(17)	1,298,320	*

*	Less than 1% of outstanding common stock.

(1)	The number of shares beneficially owned by each entity or individual is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, each entity or individual is considered the beneficial owner of any shares as to which they have the sole or shared voting power or investment power. These persons are also deemed under the same rules to beneficially own any shares that they have the right to acquire as of March 16, 2011, or within 60 days from that date, through the exercise of stock options or other similar rights. The amounts shown also include, where applicable, shares of restricted stock. None of our directors or executive officers has pledged as security any of the shares they beneficially own. Unless otherwise indicated, each person has sole investment and voting power (or, under applicable marital property laws, shares these powers with his or her spouse) with respect to the shares shown in the table.

(2)	Ownership percentage is reported based on 82,732,910 shares of common stock outstanding on March 16, 2011, plus, as to the holder thereof only and no other person, the number of shares (if any) that the person has the right to acquire as of March 16, 2011, or within 60 days from that date through the exercise of stock options or other similar rights.

(3)	Reflects beneficial ownership of 10,552,393 shares of our common stock by FMR LLC, a Delaware limited liability company (“FMR”). This information was reported on a Schedule 13G/A filed with the SEC on February 14, 2011. The Schedule 13G/A indicates that FMR has sole voting power over 687,334 shares and sole dispositive power over 10,552,393 shares. Fidelity Management & Research Company (“Fidelity”) is a wholly-owned subsidiary of FMR and a registered investment adviser. The Schedule 13G/A indicates that Fidelity is the beneficial owner of 9,867,909 shares. Edward C. Johnson 3d and FMR, through its control of Fidelity, each have the sole power to dispose of the shares beneficially owned by Fidelity. Members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B voting common shares of FMR representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Fidelity International Limited (“FIL”) and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. The Schedule 13G/A indicates that FIL is the beneficial owner of 675,448 shares. Strategic Advisers, Inc. (“Strategic Advisers”) is a wholly-owned subsidiary of FMR and provides investment advisory services to individuals. The Schedule 13G/A indicates that Strategic Advisers is the beneficial owner of 436 shares. Pyramis Global Advisors Trust Company (“PGATC”), is an indirect wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934. The Schedule 13G/A indicates that PGATC is the beneficial owner of 8,600 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR, through its control of PGATC, each has sole dispositive power over 8,600 shares and sole power to vote or direct the voting of 8,600 shares of our common stock owned by the institutional accounts managed by PGATC. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 39% of the total votes which may be cast by all holders of FIL voting stock. FMR and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals. The address of FMR, Fidelity and Strategic Advisers is 82 Devonshire Street, Boston, MA 02109. The address of FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda. The address of PGATC is 900 Salem Street, Smithfield, Rhode Island, 02917.

(4)	Reflects beneficial ownership of 4,774,885 shares of our common stock by Blackrock, Inc., a Delaware corporation (“Blackrock”). This information was reported on a Schedule 13G filed by Blackrock with the SEC on February 4, 2011. Blackrock reports sole voting and dispositive power with respect to all such shares. Blackrock is the parent holding company of BlackRock Advisors LLC, BlackRock Advisors (UK) Limited, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Japan Co. Ltd., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management, LLC and BlackRock International Limited. The principal business address of Blackrock is 40 East 52nd Street, New York, NY 10022.

(5)	Reflects beneficial ownership of 4,314,832 shares of our common stock by Iridian Asset Management LLC, a Delaware limited liability company (“Iridian”), David L. Cohen, a U.S. citizen (“Cohen”) and Harold J. Levy, a U.S. citizen (“Levy”) (collectively, the “Reporting Persons”). This information was reported on a Schedule 13G/A filed with the SEC on January 25, 2011. Iridian is majority owned by Arovid Associates LLC, a Delaware limited liability company owned and controlled by the following: 12.5% by Cohen; 12.5% by Levy;

37.5% by LLMD LLC, a Delaware limited liability company owned 1% by Cohen, and 99% by a family trust controlled by Cohen; and 37.5% by ALHERO LLC, a Delaware limited liability company owned 1% by Levy and 99% by a family trust controlled by Levy. Iridian has direct beneficial ownership of the shares of common stock in the accounts for which it serves as the investment adviser under its investment management agreements. Messrs. Cohen and Levy may be deemed to possess beneficial ownership of the shares of common stock beneficially owned by Iridian by virtue of their indirect controlling ownership of Iridian, and by having the power to vote and direct the disposition of shares of common stock as joint Chief Investment Officers of Iridian. Messrs. Cohen and Levy disclaim beneficial ownership of such shares. Iridian has the direct power to vote or direct the vote, and the direct power to dispose or direct the disposition, of 4,314,832 shares of common stock. Cohen and Levy may be deemed to share with Iridian the power to vote or direct the vote and to dispose or direct the disposition of such shares. The principal business address of the Reporting Persons is 276 Post Road West, Westport, CT 06880-4704.

(6)	Includes beneficial ownership of 2,491 shares of unvested restricted stock.

(7)	Includes beneficial ownership of 2,491 shares of unvested restricted stock.

(8)	Includes beneficial ownership of 2,491 shares of unvested restricted stock.

(9)	Includes beneficial ownership of 2,491 shares of unvested restricted stock.

(10)	Includes beneficial ownership of 2,491 shares of unvested restricted stock.

(11)	Includes beneficial ownership of 40,348 shares of unvested restricted stock and 369,827 shares subject to options that are exercisable as of March 16, 2011 or within 60 days from that date.

(12)	Includes beneficial ownership of 2,491 shares of unvested restricted stock.

(13)	Includes beneficial ownership of 11,678 shares of unvested restricted stock and 75,051 shares subject to options that are exercisable as of March 16, 2011 or within 60 days from that date.

(14)	Includes beneficial ownership of 7,170 shares of unvested restricted stock and 61,148 shares subject to options that are exercisable as of March 16, 2011 or within 60 days from that date.

(15)	Includes beneficial ownership of 4,682 shares of unvested restricted stock and 19,444 shares subject to options that are exercisable as of March 16, 2011 or within 60 days from that date.

(16)	Includes beneficial ownership of 5,808 shares of unvested restricted stock and 59,962 shares subject to options that are exercisable as of March 16, 2011 or within 60 days from that date.

(17)	Includes beneficial ownership of 81,185 shares of unvested restricted stock and 621,139 shares subject to options that are exercisable as of March 16, 2011 or within 60 days from that date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires DRC’s directors and executive officers, and persons who beneficially own more than ten percent (10%) of a registered class of DRC’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of DRC’s equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish DRC with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, DRC believes that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2010, were met in a timely manner by its directors, executive officers, and greater than ten percent (10%) beneficial owners.

CERTAIN RELATED PARTY TRANSACTIONS

Review and Approval of Related Party Transactions

The Board has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater-than-5% beneficial owners, and their respective immediate family members (each a “Related Party”), where the amount involved in the transaction exceeds or is expected to exceed $120,000 in any calendar year.

The policy provides that the Nominating and Governance Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction. In addition, the Board has delegated authority to the Chair of the Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $250,000. A summary of any new transactions pre-approved by the Chair is provided to the full Committee for its review in connection with each regularly scheduled Committee meeting.

The Committee has considered and adopted standing pre-approvals under the policy for limited transactions with a Related Party. Pre-approved transactions include:

•	Employment of executive officers. Any employment by the Company of an executive officer of the Company if the related compensation is required to be reported in the Company’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements (generally applicable to “named executive officers”).

•	Director compensation. Any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements;

•	Certain transactions with other companies. Any transaction with another company at which a Related Party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $120,000, or 2 percent of that company’s total annual revenues.

•	Certain Company charitable contributions. Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $120,000, or 2% of the charitable organization’s total annual receipts.

•	Transactions where all stockholders receive proportional benefits. Any transaction where the Related Party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g. dividends).

•	Transactions involving competitive bids. Any transaction involving a Related Party where the rates or charges involved are determined by competitive bids.

•	Regulated transactions. Any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

•	Indemnification. Any transaction in which a Related Party is being indemnified by the Company or the Company is advancing expenses pursuant to an Indemnification Agreement, the Company’s By-Laws or Certificate of Incorporation.

•	Transactions contemplated under Company relocation policies. Any transaction with a Related Party pursuant to Company’s relocation policy and transactions in which the Company’s reimbursement of temporary living expenses incurred by a Related Party associated with a relocation exceeds 60 days, but not in excess of 180 days.

A summary of new transactions covered by the standing pre-approvals described above is provided to the Committee for its review in connection with each regularly scheduled meeting of the Committee.

Related Party Transactions

In 2009, the Company, through a third-party relocation services firm, agreed to purchase Mr. Volpe’s home in Olean, New York and all personal effects included therein for $267,500, which was their appraised value. The purchase was consummated in March 2010. This purchase was reviewed and approved by the Nominating and

Governance Committee pursuant to the Company’s policy described above based, in part, on the costs to the Company being less than the Company would have incurred under its standard relocation policy.

HOUSEHOLDING OF PROXY MATERIALS

In an effort to reduce printing costs and postage fees, we have adopted a practice called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in email delivery of proxy materials will receive only one Notice Regarding the Availability of Proxy Materials unless one or more of these people notifies us that he or she wishes to continue to receive individual copies.

If you share an address with another stockholder and receive only one Notice Regarding the Availability of Proxy Materials and would like to request a separate copy for this year’s annual meeting or for any future meetings, please: (1) call our Investor Relations department at 713-973-5497; (2) send an email message to Blaise Derrico at bderrico@dresser-rand.com; or (3) mail your request to Dresser-Rand Group Inc., West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042, Attn: Investor Relations. Additional copies of the notice will be sent promptly after receipt of your request. Similarly, you may also contact us through any of these methods if you receive multiple copies of the notice and would prefer to receive a single copy in the future.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

From time to time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. To be included in the proxy statement for the 2012 Annual Meeting, DRC must receive proposals no later than December 1, 2011. Proposals for inclusion in the proxy statement must comply with the Exchange Act, including Rule 14a-8, as well as with our bylaws.

Pursuant to DRC’s bylaws, stockholders may present director nominations or other proposals that are proper subjects for consideration at an annual meeting. DRC’s bylaws require all stockholders who intend to make proposals at an annual stockholders meeting to submit their proposals to DRC no later than the close of business on the 90th day prior to nor earlier than the close of business on the 120th day prior to the first anniversary of the date of the previous year’s annual meeting. To be eligible for consideration at the 2012 Annual Meeting, such proposals that have not been submitted by the deadline for inclusion in the proxy statement must be received by DRC between January 11, 2012 and February 10, 2012. In the event the date of the 2012 Annual Meeting is changed by more than 30 days from the date of the 2011 Annual Meeting, stockholder notice must be received not earlier than the close of business on the 120th day prior to the 2012 Annual Meeting and no later than the close of business on the later of the 90th day prior to the 2012 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2012 Annual Meeting is first made. However, if the number of directors to be elected to the Board of Directors is increased and there is no public announcement by DRC naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders, then a stockholder proposal only with respect to nominees for any new positions created by such increase must be received by the Secretary of DRC by the close of business on the 10th day following such public announcement. These provisions are intended to allow all stockholders to have an opportunity to consider business expected to be raised at the Annual Meeting.

ANNUAL REPORT ON FORM 10-K

DRC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, will be provided upon written request by any stockholder at no cost. The request should be submitted to DRC, c/o 2012 General Counsel, West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042. The exhibits to the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction.

You can also obtain a copy of our Annual Report on Form 10-K, as well as other filings we make with the SEC, on our website at www.dresser-rand.com or on the SEC’s website at www.sec.gov.

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It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. YOU, THEREFORE, ARE URGED TO VOTE PROMPTLY. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Mark F. Mai
Vice President, General Counsel and Secretary

March 30, 2011
Houston, Texas

ANNUAL MEETING OF STOCKHOLDERS OF DRESSER-RAND GROUP INC. Date: May 10, 2011 Time: 9:30 A.M. (Central) Place: West 8 Tower, 10205 Westheimer, Suite 1000, Houston, Texas 77042 Please make your marks like this: Use dark black pencil or pen only The Board of Directors unanimously recommends that you vote: — “FOR” the election of the Directors in Proposal 1; — “FOR” Proposals 2 and 3; and — “1 YEAR” on Proposal 4. 1: Elect eight Directors to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualifi ed. Directors RecommendFor Withhold 01 William E. Macaulay FOR 02 Vincent R. Volpe Jr. FOR 03 Rita V. Foley FOR 04 Louis A. Raspino FOR 05 Philip R. Roth FOR 06 Stephen A. Snider FOR 07 Michael L. Underwood FOR 08 Joseph C. Winkler III FOR For Against Abstain 2: Ratify the appointment of FOR PricewaterhouseCoopers LLP as Independent Registered Public Accountants for the fi scal year ending December 31, 2011. FOR 3: Adopt an advisory resolution on executive compensation. 1 year 2 years 3 years Abstain 1 YEAR 4: Hold an advisory vote on the frequency of future advisory votes on executive compensation. Please separate carefully at the perforation and return just this portion in the envelope provided. Annual Meeting of Stockholders of Dresser-Rand Group Inc. to be held on Tuesday, May 10, 2011 for Stockholders as of March 16, 2011 This proxy is being solicited on behalf of the Board of Directors VOTED BY: INTERNET TELEPHONE Call Go To 866-390-5415 www.proxypush.com/drc • Use any touch-tone telephone. • Cast your vote online. OR • Have your Proxy Card/Voting Instruction Form ready. • View Meeting Documents. • Follow the simple recorded instructions. MAIL OR • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND “1 YEAR” FOR PROPOSAL 4, AND AUTHORITY WILL BE DEEMED GRANTED. All votes must be received by 11:59 P.M., Eastern Time, May 9, 2011. PROXY TABULATOR FOR DRESSER-RAND GROUP INC. P.O. BOX 8016 CARY, NC 27512-9903 To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures - This section must be completed for your Instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign.Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. EVENT # CLIENT # OFFICE #

PROXY — DRESSER-RAND GROUP INC. ANNUAL MEETING OF STOCKHOLDERS MAY 10, 2011, 9:30 A.M. CENTRAL TIME THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) hereby authorize(s) and appoint(s) Vincent R. Volpe, Jr., Mark E. Baldwin and Mark F. Mal, and each of them, (collectively, the “Named Proxies”), as the proxies of the stockholder(s), with power of substitution in each, to vote all shares of Common Stock, par value $.01 per share, of Dresser-Rand Group Inc. (the “Company”) held of record on March 16, 2011, by the stockholder(s) as designated on the reverse side of this proxy card at the Annual Meeting of Stockholders to be held at the offices of the Company at West 8 Tower, Suite 1000, 10205 Westheimer, Houston, Texas 77042, on May 10, 2011, at 9:30 a.m. (Central) and at any adjournment thereof on all matters that may properly come before such meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” the election of the Directors in Proposal 1, “FOR” Proposals 2 and 3, and “1 YEAR” for Proposal 4. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. The Named Proxies cannot vote your shares unless you sign and return this card. (CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE) Please separate carefully at the perforation and return just this portion in the envelope provided.